Exhibit 10.1

$125,000,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 22, 2010

by and among

INTERNATIONAL COAL GROUP, INC.

as Holdings

ICG, LLC

as the Borrower

THE OTHER PERSONS PARTY HERETO FROM TIME TO TIME

DESIGNATED AS CREDIT PARTIES

GENERAL ELECTRIC CAPITAL CORPORATION

as the Administrative Agent and a Collateral Agent

UBS AG, STAMFORD BRANCH

as a Collateral Agent

PNC BANK, NATIONAL ASSOCIATION

as a Documentation Agent

THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME

as Revolving Lenders

and

GE CAPITAL MARKETS, INC.

UBS SECURITIES LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

ARTICLE I. THE CREDITS		1

1.1	Amounts and Terms of Commitments	1
1.2	Notes	9
1.3	Interest	9
1.4	Loan Accounts	10
1.5	Procedure for Borrowing	12
1.6	Conversion and Continuation Elections	12
1.7	Optional Prepayments	13
1.8	Repayments; Mandatory Prepayments	13
1.9	Fees	15
1.10	Payments by the Borrower	16
1.11	Payments by the Lenders to the Administrative Agent; Settlement	18
1.12	Eligible Accounts	20
1.13	Eligible Inventory	20
1.14	Eligible Equipment	21
1.15	Increased Commitment	21

ARTICLE II. CONDITIONS PRECEDENT		23

2.1	Conditions to Effectiveness	23
2.2	Conditions to All Borrowings	27
2.3	Determinations of Initial Borrowing Conditions	28

ARTICLE III. REPRESENTATIONS AND WARRANTIES		28

3.1	Corporate Existence and Power	28
3.2	Corporate Authorization; No Contravention	29
3.3	Governmental Authorization	30
3.4	Binding Effect; Enforceability	30
3.5	Litigation	30
3.6	No Default	30
3.7	ERISA Compliance	30
3.8	Use of Proceeds; Margin Regulations	31
3.9	Properties	32
3.10	Taxes	33
3.11	Financial Condition	33
3.12	Environmental Matters	34
3.13	Regulated Entities	36
3.14	Solvency	36
3.15	Labor Relations	37
3.16	Intellectual Property	37
3.17	Subsidiaries	38
3.18	Brokers’ Fees; Transaction Fees	38
3.19	Insurance	38
3.20	Full Disclosure	38
3.21	Security Documents	38

i

3.22	Foreign Assets Control Regulations and Anti-Money Laundering	40
3.23	Key Personnel	40
3.24	Agreements	40
3.25	Coal Agreements, Mining Leases and Prep Plant Leases	41
3.26	Overriding Royalty Deeds	41

ARTICLE IV. AFFIRMATIVE COVENANTS		41

4.1	Financial Statements	41
4.2	Notices	45
4.3	Existence; Businesses and Properties	47
4.4	Employee Benefits	48
4.5	Insurance	48
4.6	Payment of Obligations	49
4.7	Compliance with Laws	49
4.8	Maintaining Records; Access to Properties and Inspections; Annual Meetings	50
4.9	Use of Proceeds	50
4.10	Cash Management Systems	50
4.11	Landlord Agreements	51
4.12	Security Interests; Further Assurances	51
4.13	Compliance with Environmental Laws	52
4.14	Reclamation Bonds	53
4.15	Material Agreements	53
4.16	Additional Collateral; Additional Guarantors	53
4.17	Information Regarding Collateral	55

ARTICLE V. NEGATIVE COVENANTS		55

5.1	Limitation on Liens	55
5.2	Asset Sales	58
5.3	Consolidations and Mergers	59
5.4	Investments	60
5.5	Limitation on Indebtedness	61
5.6	Transactions with Affiliates	64
5.7	Management Fees and Compensation	64
5.8	Use of Proceeds	65
5.9	Compliance with ERISA	65
5.10	Restricted Payments	65
5.11	Change in Business	66
5.12	Change in Structure	67
5.13	Accounting Changes	67
5.14	Amendments to Permitted Refinancing Documents	67
5.15	No Negative Pledges	67
5.16	OFAC; Patriot Act.	68
5.17	Press Release and Related Matters	68
5.18	Sale-Leasebacks	68
5.19	Hazardous Materials	68

5.20	Acquisitions	69
5.21	Limitation on Certain Restrictions on Subsidiaries	69
5.22	Limitation on Creation of Subsidiaries	70
5.23	Anti-Terrorism Law; Anti-Money Laundering	70
5.24	Embargoed Person	70

ARTICLE VI. FINANCIAL COVENANTS		71

6.1	Capital Expenditures	71
6.2	Fixed Charge Coverage Ratio	72

ARTICLE VII. GUARANTEE		72

7.1	The Guarantee	72
7.2	Obligations Unconditional	73
7.3	Reinstatement	74
7.4	Subrogation; Subordination	74
7.5	Remedies	74
7.6	Instrument for the Payment of Money	74
7.7	Continuing Guarantee	75
7.8	General Limitation on Guarantee Obligations	75
7.9	Release of Guarantors	75

ARTICLE VIII. EVENTS OF DEFAULT		75

8.1	Event of Default	75
8.2	Remedies	77
8.3	Rights Not Exclusive	78
8.4	Cash Collateral for Letters of Credit	78

ARTICLE IX. COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS		78

9.1	Collateral Account	78

ARTICLE X. AGENTS AND L/C ISSUERS		79

10.1	Appointment and Duties	79
10.2	Binding Effect	81
10.3	Use of Discretion	81
10.4	Delegation of Rights and Duties	81
10.5	Reliance and Liability	81
10.6	Agent Individually	83
10.7	Lender Credit Decision	83
10.8	Expenses; Indemnities	83
10.9	Resignation of Agents and L/C Issuers	84
10.10	Release of Collateral or Guarantors	85
10.11	Additional Secured Parties	85

ARTICLE XI. MISCELLANEOUS		86

11.1	Amendments and Waivers	86
11.2	Notices	88
11.3	Electronic Transmissions	89
11.4	No Waiver; Cumulative Remedies	90
11.5	Costs and Expenses	90
11.6	Indemnity	91
11.7	Marshaling; Payments Set Aside	92
11.8	Successors and Assigns	92
11.9	Assignments and Participations; Binding Effect	92
11.10	Confidentiality	95
11.11	Set-off; Sharing of Payments	95
11.12	Counterparts	96
11.13	Severability; Facsimile Signature	96
11.14	Captions	97
11.15	Independence of Provisions	97
11.16	Interpretation	97
11.17	No Third Parties Benefited	97
11.18	Governing Law and Jurisdiction	97
11.19	Waiver of Jury Trial	98
11.20	Entire Agreement; Release; Survival	98
11.21	Patriot Act	99
11.22	Replacement of Revolving Lender	99
11.23	Joint and Several	100
11.24	Creditor-Debtor Relationship	100

ARTICLE XII. TAXES, YIELD PROTECTION AND ILLEGALITY		100

12.1	Taxes	100
12.2	Illegality	103
12.3	Increased Costs and Reduction of Return	103
12.4	Funding Losses	105
12.5	Inability to Determine Rates	105
12.6	Reserves on LIBOR Rate Loans	106
12.7	Certificates of Revolving Lenders	106

ARTICLE XIII. DEFINITIONS		106

13.1	Defined Terms	106
13.2	Other Interpretive Provisions	148
13.3	Accounting Terms and Principles	149
13.4	Payments	149
13.5	Resolution of Drafting Ambiguities	149

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Information
Schedule 1.1(b)	Existing Letters of Credit
Schedule 3.2(b)	Capitalization
Schedule 3.5	Litigation and Audits
Schedule 3.6	Defaults
Schedule 3.9(b)	Real Property
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16(c)	Intellectual Property Violations or Proceedings
Schedule 3.17(a)	Subsidiaries
Schedule 3.17(b)	Ownership Chart
Schedule 3.18	Brokers’ and Transaction Fees
Schedule 3.21(c)	Filing Offices
Schedule 3.24(a)	Agreement Defaults
Schedule 3.24(b)	Material Agreements
Schedule 3.25	Material Coal Agreements
Schedule 4.5(a)	Insurance Requirements
Schedule 5.1(a)	Existing Liens
Schedule 5.4(b)	Existing Investments
Schedule 5.5(b)	Existing Indebtedness
Schedule 13.1(a)	Holdings Leases
Schedule 13.1(b)	Mortgaged Properties
Schedule 13.1(c)	Overriding Royalty Deeds
Schedule 13.1(d)	Significant Mining Properties
Schedule 13.1(e)	Subsidiary Guarantors

EXHIBITS
Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(c)	Form of Swingline Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1(a)	Closing Checklist
Exhibit 13.1(a)	Form of Assignment
Exhibit 13.1(b)	Form of Borrowing Base Certificate
Exhibit 13.1(c)	Form of Compliance Certificate
Exhibit 13.1(d)	Form of Intercompany Note
Exhibit 13.1(e)	Form of Joinder
Exhibit 13.1(f)	Form of Mortgage
Exhibit 13.1(g)	Form of Notice of Borrowing
Exhibit 13.1(h)	Form of Revolving Note
Exhibit 13.1(i)	Form of Swingline Note

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of February 22, 2010, by and among ICG, LLC, a Delaware limited liability company (the “Borrower”), INTERNATIONAL COAL GROUP, INC., a Delaware corporation (“Holdings”), the other Persons party hereto that are designated as a “Credit Party,” the several financial institutions from time to time party hereto as Revolving Lenders, GENERAL ELECTRIC CAPITAL CORPORATION (in its individual capacity, “GE Capital”), as the administrative agent for the Revolving Lenders (in such capacity, the “Administrative Agent”), and as a collateral agent for the Secured Parties, UBS AG, STAMFORD BRANCH (in its individual capacity, “UBS AG”), as a collateral agent for the Secured Parties (the “UBS Agent” and GE Capital and UBS AG, in such capacity, individually, each a “Collateral Agent” and together, the “Collateral Agents”), UBS AG, in its capacity as L/C Issuer and GE Capital, in its capacity as Swingline Lender. This Agreement amends and restates, in its entirety, the Second Amended and Restated Credit Agreement dated as of June 23, 2006, as amended from time to time (as so amended, the “Original Credit Agreement”), among, inter alia, Holdings, the Borrower, the credit parties party thereto, the financial institutions party thereto as lenders, and UBS AG in its capacity as the administrative agent and as the collateral agent.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Original Credit Agreement be amended and restated in its entirety on the terms and conditions provided herein;

WHEREAS, the Revolving Lenders are willing to amend and restate the Original Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Revolving Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make loans to the Borrower (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time the amount set forth opposite such Revolving Lender’s name in Schedule 1.1(a) under the heading “Commitment” or in any Assignment accepted by the Administrative Agent pursuant to Section 11.9 (in each case, as such amount may be increased from time to time pursuant to Section 1.15 or as a result of one or more assignments pursuant to Section 11.9, being referred to herein as such Revolving Lender’s “Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving

Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Loan Balance at such time. Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(a) may be repaid and reborrowed from time to time.

(b) Letters of Credit. (i) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices (including that the Issuance of Letters of Credit will not violate applicable Requirements of Law or the L/C Issuer’s own internal policies), and for the account of the Borrower (or, as long as the Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of Holdings or any Subsidiary of the Borrower), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date to the date that is seven days prior to the Maturity Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit if, after giving effect to such Issuance, any of the following would occur:

(A) the aggregate outstanding principal balance of the Revolving Loans would exceed the Maximum Loan Balance;

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than the seventh day immediately preceding the Maturity Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its automatic renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (ii) above; or

(C) (i) any fee due in connection with such Issuance has not been paid on or prior to the date of such Issuance, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is Issued for the account of Holdings or any Subsidiary of the Borrower, such Person), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Administrative Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all conditions precedent set forth in Section 2.2 are satisfied or duly waived. If (i) any Lender is a Non-Funding Revolving Lender or Administrative Agent determines that any of the Lenders is an Impacted Lender and (ii) the reallocation of that Non-Funding Revolving Lender’s or Impacted Lender’s Letter of Credit Obligations to the other Revolving Lenders would reasonably be expected to cause the Letter of Credit Obligations and Revolving Loans of any Lender to exceed its Commitment, taking into account the amount of outstanding Revolving Loans and expected advances of Revolving Loans as determined by Administrative Agent, then no Letters of Credit may be issued or renewed unless the Non-Funding Revolving Lender or Impacted Lender has been replaced, the Letter of Credit Obligations of that Non-Funding Revolving Lender or Impacted Lender have been cash collateralized, or the Commitments of the other Lenders have been increased by an amount sufficient to satisfy Administrative Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders who are not Non-Funding Revolving Lenders or Impacted Lenders.

(ii) Notice of Issuance. The Borrower shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of such requested Issuance or such later date as the L/C Issuer shall permit in writing. Such notice shall be made in a writing substantially in the form of Exhibit 1.1(b) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day prior to such Issuance, with such an L/C Request.

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Administrative Agent (which, after receipt, the Administrative Agent shall provide to each Revolving Lender), in form and substance satisfactory to the Administrative Agent, each of the following on the following dates: (A) (I) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (II) immediately after any drawing under any such Letter of Credit or (III) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of the Administrative Agent (or any Revolving Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent; and (C) on the first Business Day of each calendar month, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar month.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, then (A) if no Revolving Lender is a Non-Funding Revolving

Lender (or if the only Non-Funding Revolving Lender is the L/C Issuer that issued such Letter of Credit), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations and (B) if any Revolving Lender (other than the Revolving Lender that is also the L/C Issuer that issued such Letter of Credit) is a Non-Funding Revolving Lender, (I) immediately and without further action whatsoever, each Revolving Lender which is not a Non-Funding Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Commitment Percentage (calculated as if the Non-Funding Revolving Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (II) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender which is not a Non-Funding Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Commitment Percentage (calculated as if the Non-Funding Revolving Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance; provided that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participation in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans (as increased as described in Section 1.1(c)(iii)) to exceed its Commitment.

(v) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clauses (A) and (B) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Administrative Agent of such failure in writing (and, upon receipt of such notice, the Administrative Agent shall forward a copy to each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable by the Borrower on demand, with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to and including the L/C Reimbursement Date, at the interest rate applicable during such period to Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Base Rate Loans.

(vi) Reimbursement Obligations of the Revolving Lenders. If no Revolving Lender is a Non-Funding Revolving Lender (or if the only Non-Funding Revolving Lender is the L/C Issuer that issued such Letter of Credit), upon receipt of the notice described in clause (v) above, each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations. If any Revolving Lender (other than the Revolving Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Revolving Lender, that Non-Funding Revolving Lender’s Letter of Credit Obligations shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Commitment Percentages of the Revolving Loan (calculated as if the Non-Funding Revolving Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately). If any Revolving Lender (other than the Revolving Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Revolving Lender, upon receipt of the notice described in clause (v), each Revolving Lender that is not a Non-Funding Revolving Lender shall pay to Administrative Agent for the account of such L/C Issuer its pro-rata share (increased as described above) of the Letter of Credit Obligations that from time to time remain outstanding (the aggregate amount required to be funded pursuant to this sentence by such Revolving Lenders that are not Non-Funding Revolving Lenders in excess of the amount such Revolving Lenders would have otherwise been required to fund in accordance with the first sentence of this clause (vi) in the event there were no Non-Funding Revolving Lenders is referred to as the “Aggregate Excess Funding Amount”); provided that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Commitment. By making such payment (other than during the continuation of an Event of Default under Sections 8.1(f) or 8.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all duplicate payments received from Persons other than Lenders making payment on behalf of a Credit Party by such L/C Issuer with respect to such portion of such L/C Reimbursement Obligation.

(vii) Obligations Absolute. The obligations of the Borrower and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive), provided, that, in the case of any Revolving Lender, the L/C Issuer did not receive prior notice from the Administrative Agent or the Required Lenders in accordance with Section 1.1(b) that any condition precedent set forth in Section 2.2 was not satisfied or duly waived or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of the Administrative Agent, any Revolving Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.1(b)(vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder.

(viii) Outstanding Letters of Credit. Schedule 1.1(b) sets forth a schedule of letters of credit Issued under the Original Credit Agreement prior to the Closing Date by UBS AG for the account of the Borrower (collectively, the “Existing Letters of Credit”). On the Closing Date (i) the Existing Letters of Credit, to the extent still outstanding, shall automatically and without further action of the parties thereto be converted into Letters of Credit Issued pursuant to this Section 1.1(b) and subject to the provisions hereof, and for this purpose the fees specified in Section 1.9(c) shall be payable as if the Existing Letters of Credit had been Issued on the Closing Date, (ii) the face amount of the Existing Letters of Credit shall be included in the calculation of Letter of Credit Obligations, and (iii) all Liabilities of the Borrower with respect to the Existing Letters of Credit shall constitute Obligations. Letter of Credit Fees with respect to the Existing Letters of Credit shall begin to accrue as of the Closing Date.

(c) Swing Loans.

(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make loans (each a “Swing Loan”) available to the Borrower under the Aggregate Commitments from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate principal amount at any time outstanding not to exceed the Swingline Amount; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all outstanding Revolving Loans would exceed the Maximum Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from the Administrative Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (x) the funding date of any Borrowing of Revolving Loans and (y) the Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower shall deliver to the Administrative Agent and the Swingline Lender a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing substantially in the form of Exhibit 1.1(c) duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such Borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans (other than a Borrowing to refinance outstanding Swing Loans), the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender shall make a Swing Loan available to the Borrower by making the proceeds thereof available to the Administrative Agent and, in turn, the Administrative Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Repayment of and Refinancing Swing Loans. Any outstanding Swing Loan shall be payable by the Borrower on demand by the Swingline Lender. If no Revolving Lender is a Non-Funding Revolving Lender, the Swingline Lender or, subject to Section 1.5(a), the Borrower, may at any time (and, in the case of the Swingline Lender, no less frequently than once each week), forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of all or a portion of the outstanding Swing Loans. Each Revolving Lender shall pay its Commitment Percentage to the Administrative Agent for the account of the Swingline Lender (A) if the notice or demand therefor is received by such Revolving Lender prior to 12:00 p.m. (New York time) on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Administrative Agent after 2:00 p.m. (New

York time) shall be deemed to be received on the next Business Day. If any Revolving Lender is a Non-Funding Revolving Lender, that Non-Funding Revolving Lender’s reimbursement obligations with respect to the Swing Loans shall be allocated to and assumed by the other Revolving Lenders pro rata in accordance with their Commitment Percentage (calculated as if the Non-Funding Revolving Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately). If any Revolving Lender is a Non-Funding Revolving Lender, upon receipt of the request described above, each Revolving Lender that is not a Non-Funding Revolving Lender will be obligated to disburse to Administrative Agent its Commitment Percentage (calculated as if the Non-Funding Revolving Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately) of the outstanding Swing Loans; provided that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations (increased as described in subparagraph (b)(i) of Section 1.1), the amount of its participation in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans (increased as described above) to exceed its Commitment. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(f) or 8.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Administrative Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(f) or 8.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Revolving Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Revolving Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Revolving Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Revolving Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, the Administrative Agent, any other Revolving Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements each Revolving Lender hereby irrevocably waives), provided, that the Swingline Lender did not receive prior notice from the Administrative Agent or the Required Lenders in accordance with Section 1.1(c)(i)(y) that any condition precedent set forth in Section 2.2 was not satisfied or duly waived and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

(d) Overadvances. Administrative Agent may, in its sole discretion, elect to make, or permit to remain outstanding, Loans and Letter of Credit Obligations in an aggregate principal amount in excess of the Borrowing Base (any such excess is herein referred to as an “Overadvance”); provided, however, that Administrative Agent may not cause the Lenders to make, or permit to remain outstanding, (A) Loans and Letter of Credit Obligations in an aggregate principal amount in excess of the Aggregate Commitment, (B) Overadvances in an aggregate principal amount in excess of $12,500,000 or (C) Overadvances for a period of more than 45 consecutive days. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Lenders may prospectively revoke Administrative Agent’s ability to make or permit Overadvances by written notice to Administrative Agent. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under Section 1.3(c).

1.2 Notes.

(a) The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Revolving Lender, a Revolving Note payable to the order of such Revolving Lender in an amount equal to such Revolving Lender’s Commitment.

(b) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by the Swingline Lender, a Swingline Note in an amount equal to the Swingline Amount.

1.3 Interest.

(a) Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made to, but excluding, the date such Loan is repaid at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. The Administrative Agent will promptly, and in any event within five Business Days, notify the Borrower and the Lenders of the effective date and the amount of any adjustments to the Applicable Margin made in accordance with the definition of “Applicable Margin;” provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Administrative Agent. Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders, absent manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year, or, in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as applicable, and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Accrued and unpaid Interest on any Loans paid or prepaid, as applicable, shall also be paid on the date of any payment or prepayment of such Loan.

(c) At the election of the Administrative Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum equal to the LIBOR Rate or the Base Rate, as the case may be, plus the Applicable Margin then in effect for such Loans, plus two percent (2.0%) per annum and, in the case of Obligations under the Loan Documents not subject to an Applicable Margin (other than the fees described in Section 1.9(c)), at a rate per annum equal to the rate per annum applicable to Loans that are Base Rate Loans (including the Applicable Margin with respect thereto) plus two percent (2.0%). All such interest shall be payable on demand of the Administrative Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) The Administrative Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Administrative Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Administrative Agent.

(b) The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 11.2 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, each Collateral Agent, each Lender and each L/C Issuer in Loans and Letter of Credit Obligations, the obligations of each of the foregoing under this Agreement to participate in each Loan and Letter of Credit and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 11.9 and 11.22), (2) the Commitments of each Revolving Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and any corresponding obligations to participate in Letter of Credit Obligations) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 11.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, the Administrative Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, as such for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Administrative Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Administrative Agent.

1.5 Procedure for Borrowing.

(a) Each Borrowing of Revolving Loans shall be made upon the Borrower’s irrevocable delivery to the Administrative Agent (subject to Section 12.5 hereof) of a written Notice of Borrowing, which notice must be received by the Administrative Agent prior to 10:00 a.m. (New York time) (i) on the date of a requested Borrowing date in the case of each Base Rate Loan and (ii) on the day that is three Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Revolving Loans.

(b) Upon receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Revolving Lender’s Commitment Percentage of the Borrowing.

(c) Unless the Administrative Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by the Administrative Agent by transfer of such amount to the account of the Borrower specified in the Notice of Borrowing.

1.6 Conversion and Continuation Elections.

(a) The Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of any outstanding Revolving Loan from a Base Rate Loan to a LIBOR Rate Loan, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 12.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Revolving Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Revolving Loan or group of Revolving Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the third Business Day prior to (1) the date on which any proposed LIBOR Rate Loan is made, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for a Interest Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. (New York time) on the third

Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be automatically converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to the Administrative Agent in writing, by fax or overnight courier (or by telephone, to be confirmed in writing on such day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.6. No Revolving Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and the Administrative Agent or Required Lenders have determined not to make, convert or continue any Revolving Loan as a LIBOR Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Revolving Lender thereof. In addition, the Administrative Agent will, with reasonable promptness, notify the Borrower and the Revolving Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Administrative Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans held by each Revolving Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Revolving Loans, there shall not be more than twelve (12) different Interest Periods in effect at any time.

1.7 Optional Prepayments.

(a) The Borrower may at any time upon at least two Business Days’ prior written notice to the Administrative Agent, prepay any Loan in whole or in part in an amount greater than or equal to $100,000 (other than Swing Loans for which prior written notice is not required and for which no minimum shall apply), without penalty or premium except as provided in Section 12.4.

(b) The notice of any prepayment shall not thereafter be revocable by the Borrower (unless relating to a payment in full of all of the Obligations in connection with a refinancing or repayment thereof) and the Administrative Agent will promptly notify each Revolving Lender thereof and of such Revolving Lender’s Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 12.4.

1.8 Repayments; Mandatory Prepayments.

(a) Repayment. Except as otherwise provided in Section 1.1(c), the Borrower shall repay in full the outstanding principal amount of each Loan on the Maturity Date.

(b) Overadvance. Other than any Overadvances permitted under Section 1.1(d), if at any time the amount of (i) the sum of aggregate principal amount of the outstanding Revolving Loans plus the aggregate principal amount of the outstanding Swing Loans plus the outstanding amount of the Letter of Credit Obligations, exceeds (ii) the lesser of (A) the Borrowing Base at such time and (B) the Aggregate Commitment at such time, the Borrower shall immediately make a prepayment in the amount sufficient to eliminate such excess. Subject to Section 1.10(c), the amount of such prepayment shall be applied, first, to the payment of the outstanding principal amount of the Swing Loans, second, to the payment of the outstanding principal amount of the Revolving Loans, without permanent reduction of the Aggregate Commitment, third, to cash collateralize the Letter of Credit Obligations.

(c) Asset Dispositions. If the Borrower or any of its Subsidiaries shall at any time or from time to time:

(i) make or agree to make a Disposition; or

(ii) suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Borrower and its Subsidiaries in connection with such Disposition or Event of Loss, together with all other Dispositions and Events of Loss occurring during the fiscal year exceeds $10,000,000, then (A) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Borrower and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by the Borrower and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds exceeding $10,000,000 to the Administrative Agent. The Administrative Agent shall distribute such amount to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.8(f) hereof, unless it receives a notice within 10 Business Days from the date of such Disposition or Event of Loss from the Borrower that the Borrower or such Subsidiary intends to reinvest the Net Proceeds of such Disposition or Event of Loss in productive assets (other than Inventory) of a kind then used or usable in the business of the Borrower or such Subsidiary and subsequently makes such reinvestment within 360 days after the date of such Disposition or Event of Loss. Notwithstanding the foregoing, in the event that either (i) a Default or Event of Default has occurred and is continuing or (ii) the Borrower or Subsidiary fails to reinvest the Net Proceeds of such Disposition or Event of Loss in accordance with this Section 1.8(c), then such Net Proceeds shall be delivered to the Administrative Agent, for application in accordance with Section 1.8(e).

(d) Issuance of Debt Securities. Immediately upon the receipt by any Credit Party of Net Issuance Proceeds in connection with the issuance of debt securities (other than Net Issuance Proceeds from the issuance of debt securities in respect of Indebtedness permitted Section 5.5), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with Section 1.8(d).

(e) Maximum Loan Balance. If at any time the outstanding principal balance of the Revolving Loans exceeds the Maximum Loan Balance at such time, the Borrower shall immediately prepay Loans in an amount sufficient to eliminate such excess.

(f) Application of Prepayments. Subject to Section 1.10(c), any prepayments pursuant to Section 1.8(c), 1.8(d) or 1.8(e) shall be applied, first, to the payment of the outstanding principal amount of the Swing Loans, and second, to the payment of the outstanding principal amount of the Revolving Loans, without permanent reduction of the Aggregate Commitment. Amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans. Together with each prepayment under this Section 1.8(f), the Borrower shall pay accrued and unpaid interest and any amounts required pursuant to this Section 1.8(f) hereof. In the event that no Loans are outstanding, such prepayments or any remaining portion thereof after application of such prepayment to the outstanding Loans pursuant to this Section 1.8(f) shall be delivered (i) so long as no Default or Event of Default is continuing, to the Borrower, or (ii) during the continuance of a Default or Event of Default, to the Administrative Agent as cash collateral for the Letter of Credit Obligations.

1.9 Fees.

(a) The Administrative Agent’s Fees and UBS AG’s Fees.

(i) The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between Holdings and an Affiliate of the Administrative Agent dated January 20, 2010 (as amended from time to time, the “GE Fee Letter”).

(ii) The Borrower shall pay to UBS AG, for UBS AG’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrower and UBS AG dated of even date herewith (as amended from time to time, the “UBS Fee Letter”).

(iii) The Borrower shall pay to Morgan Stanley, for Morgan Stanley’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrower and Morgan Stanley dated of even date herewith (as amended from time to time, the “MS Fee Letter”).

(b) Unused Commitment Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Unused Commitment Fee”) in an amount equal to (i) the Aggregate Commitment less (ii) the sum of (x) the average daily balance of the Revolving Loans outstanding plus (y) the average daily amount of the L/C Exposure, in each case, during the preceding month (such difference between (i) and (ii) hereof being the “Unused Commitment”) multiplied by a per annum rate equal to 50 basis points. The Unused Commitment Fee shall be payable monthly in arrears on the first Business Day of the second calendar month following the Closing Date hereof and the first day of each calendar month thereafter. The Unused Commitment Fee provided in this Section 1.9(b) shall begin accruing at all times from and after the Closing Date.

(c) Letter of Credit Fees.

(i) The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (A) without duplication of costs and expenses otherwise payable to the Administrative Agent or Revolving Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by the Administrative Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (B) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin then in effect with respect to Letter of Credit Fees; provided, however, at the Administrative Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to the Administrative Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the Termination Date.

(ii) The Borrower shall pay to any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the Issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d) Closing Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Revolving Lender, a fee (the “Closing Fee”) in an amount equal to 1.00% of such Revolving Lender’s Commitment.

1.10 Payments by the Borrower.

(a) All payments (including prepayments) to be made by any Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Administrative Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in Schedule 1.1(a) hereto in relation to the Administrative Agent (or such other address as the Administrative Agent may from time to time specify in accordance with Section 11.2), including payments utilizing the ACH system and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (New York time) on the date due. Any payment that is received by the Administrative Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an

Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes the Administrative Agent and each Lender to make a Loan (which shall be a Base Rate Loan) to pay (i) interest, principal, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, within one Business Day after the date due, or (ii) after five Business Days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) During the continuance of an Event of Default, the Administrative Agent may, and shall upon the direction of Required Lenders, apply any and all payments in respect of any Obligation in accordance with clauses first through six below, subject to Section 1.8(b). Notwithstanding any provision herein to the contrary, all amounts collected or received by the Administrative Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) and all proceeds received by the Administrative Agent as a result of the exercise of its remedies under the Security Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Administrative Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Administrative Agent, Lenders, and L/C Issuers;

fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of all other Obligations under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts thereof then due to such parties; and

sixth, any remaining surplus after all of the Obligations have been paid in full in cash, to the Credit Parties or to whomsoever shall be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.11 Payments by the Lenders to the Administrative Agent; Settlement.

(a) The Administrative Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Revolving Lender shall reimburse the Administrative Agent on demand for all funds disbursed on its behalf by the Administrative Agent, or if the Administrative Agent so requests, each Revolving Lender will remit to the Administrative Agent its Commitment Percentage of any Revolving Loan before the Administrative Agent disburses same to the Borrower. If the Administrative Agent elects to require that each Revolving Lender make funds available to the Administrative Agent prior to disbursement by the Administrative Agent to the Borrower, the Administrative Agent shall advise each Revolving Lender by telephone or fax of the amount of such Revolving Lender’s Commitment Percentage of the Revolving Loan requested by the Borrower no later than 1:00 p.m. (New York time) on the scheduled Borrowing date applicable thereto, and each such Revolving Lender shall pay the Administrative Agent such Revolving Lender’s Commitment Percentage of such requested Revolving Loan, in same day funds, by wire transfer to the Administrative Agent’s account on such scheduled Borrowing date.

(b) At least once each calendar week or more frequently at the Administrative Agent’s election (each, a “Settlement Date”), the Administrative Agent shall advise each Revolving Lender by telephone or fax of the amount of such Revolving Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of the Revolving Lenders with respect to each applicable Revolving Loan. Provided that each Revolving Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, the Administrative Agent shall pay to each Revolving Lender such Revolving Lender’s Commitment Percentage of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Revolving Lender on the Revolving Loans held by it. Such payments shall be made by wire transfer to such Revolving Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. The Administrative Agent shall be entitled to set off any funding shortfall of a Non-Funding Revolving Lender against such Non-Funding Revolving Lender’s Commitment Percentage of all payments received from the Borrower and hold, in a non-interest bearing account, all payments received by Administrative Agent for the benefit of any Non-Funding Revolving Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Revolving Lender until the Obligations are paid in full in cash, all L/C Reimbursement Obligations have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Revolving Lender becoming due and payable, Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Revolving Lender. Any amounts owing by a Non-Funding Revolving Lender to Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans.

(c) Availability of Revolving Lender’s Commitment Percentage. The Administrative Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to the Administrative Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to the Administrative Agent by any Revolving Lender when due, the Administrative Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent. Any repayment required pursuant to Sections 1.11(a) or 1.11(c) shall be without premium or penalty. Nothing in Sections 1.11(a) or 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Administrative Agent, the Swingline Lender or the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that the Administrative Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If the Administrative Agent pays an amount to a Revolving Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Revolving Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Administrative Agent will not be required to distribute any portion thereof to any Revolving Lender. In addition, each Revolving Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Revolving Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(e) Non-Funding Revolving Lenders. The failure of any Non-Funding Revolving Lender to make any Revolving Loan, pay any Letter of Credit Obligation or any other payment required by it hereunder or to purchase any participation in any Swing Loan to be made or purchased by it on the date specified therefor shall not relieve any other Revolving Lender (each such other Revolving Lender, an “Other Revolving Lender”) of its obligations to make such loan or fund the purchase of any participation on such date, but neither Administrative Agent nor, other than as expressly set forth herein, any Other

Revolving Lender shall be responsible for the failure of any Non-Funding Revolving Lender to make such loan, fund the purchase of any participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Revolving Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Supermajority Lenders” or “Lenders directly affected” pursuant to Section 11.1) for any voting or consent rights under or with respect to any Loan Document. Moreover, for the purposes of determining Required Lenders, the Commitments held by Non-Funding Revolving Lenders shall be excluded from the total Commitments outstanding. At Borrower’s request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in Administrative Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Revolving Lender, and each Non-Funding Revolving Lender agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the Commitments of that Non-Funding Revolving Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Revolving Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment.

1.12 Eligible Accounts. All of the Accounts owned by the Borrower and its Subsidiaries and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by the Borrower to the Collateral Agents shall be “Eligible Accounts” for purposes of this Agreement. The Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in their reasonable credit judgment. In addition, the Collateral Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in their reasonable credit judgment, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria or changes in advance rates that have the effect of making more credit available.

1.13 Eligible Inventory. All of the Coal Inventory owned by the Borrower and its Subsidiaries and properly reflected as Eligible Inventory in the most recent Borrowing Base Certificate delivered by the Borrower to the Collateral Agents shall be “Eligible Inventory” for purposes of this Agreement. The Collateral Agents shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in their reasonable credit judgment. In addition, the Collateral Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Inventory in their reasonable credit judgment, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria or changes in advance rates that have the effect of making more credit available. Notwithstanding the foregoing or any other terms or provisions set forth in this Agreement or the other Loan Documents, Eligible Inventory shall be excluded from the calculation of the Borrowing Base at all times prior to the 45th day following the Closing Date. From and after the 45th day following the Closing Date Eligible Inventory shall be included in the calculation of the Borrowing Base; provided; however; that to the extent that any Eligible Inventory is As-Extracted Collateral, such As-Extracted Collateral shall be included in the determination of Eligible Inventory only if (i) the

Administrative Agent has received evidence through lien search results or other sources satisfactory to the Administrative Agent that a Collateral Agent has first-priority perfected security interests in such As-Extracted Collateral (subject to Permitted Collateral Liens) or (ii) the Borrower, at its option, has (A) established a restricted cash account with a bank that is a Lender in an amount to be reasonably determined by the Administrative Agent in respect of the amount of such As-Extracted Collateral as to which such evidence has not been received, and (B) delivered to the Administrative Agent an account control agreement in form and substance satisfactory to the Administrative Agent executed by Borrower and such bank with respect to such restricted cash account. The amount in such restricted cash account shall be subject to periodic (but no less frequently than weekly) reduction, upon and to the extent of receipt of such evidence reasonably satisfactory to the Administrative Agent as to additional As-Extracted Collateral.

1.14 Eligible Equipment. All of the Surface Mining Equipment owned by the Credit Parties with respect to which a Collateral Agent, for the benefit of the Secured Parties, has a valid and perfected first priority security interest and there is no violation of the covenants or the representations in the Loan Documents pertaining to the Equipment (such equipment, the “Eligible Equipment”), and properly reflected as “Eligible Equipment” in the most recent Borrowing Base Certificate delivered by the Borrower to the Collateral Agents shall be “Eligible Equipment” for purposes of this Agreement. The Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Equipment from time to time in their reasonable credit judgment. In addition, the Collateral Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Equipment, in their reasonable credit judgment, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria or changes in advance rates that have the effect of making more credit available.

1.15 Increased Commitment.

(a) From time to time after the Closing Date until the Maturity Date, the Aggregate Commitment may be increased (but not by more than $75,000,000 in the aggregate for all such increases) (the “Commitment Increase Cap”) such that the Aggregate Commitment shall at no time exceed $200,000,000 (any such increase, a “Commitment Increase”) at the option of the Borrower, subject to acceptance in accordance with Section 1.15(b), pursuant to delivery of written notice from the Borrower of a proposed Commitment Increase setting forth the date, amount and other terms of the proposed Commitment Increase (the “Increased Commitment Proposal”) to the Administrative Agent if each of the following conditions have been met:

(i) no Default or Event of Default shall exist on the effective date of such Commitment Increase;

(ii) no Commitment Increase may be in an amount less than $10,000,000 (or if less, the remaining amount of the Commitment Increase Cap);

(iii) the proposed Commitment Increase shall have been consented to in writing by each existing Revolving Lender (if any) who is increasing its Commitment;

(iv) the proposed Commitment Increase, together with any prior Commitment Increase, shall not exceed the Commitment Increase Cap;

(v) if, after giving effect to the proposed Commitment Increase, Holdings and its Subsidiaries would be in compliance on a Pro Forma Basis with the covenant set forth Section 6.2;

(vi) the Administrative Agent shall have received board resolutions from the Credit Parties with respect to such Commitment Increase in form and substance reasonably satisfactory to the Administrative Agent;

(vii) the Administrative Agent shall have received legal opinions from the Credit Parties with respect to such Commitment Increase in form and substance reasonably satisfactory to the Administrative Agent;

(viii) the Administrative Agent shall have received amendments to this Agreement and the Loan Documents, joinders for any new Revolving Lenders, and all other promissory notes, agreements, documents and instruments reasonably satisfactory to the Administrative Agent in its reasonable discretion evidencing and setting forth the conditions of the Commitment Increase.

(b) Each Increased Commitment Proposal shall be offered first to existing Revolving Lenders, who may accept, but are not obligated to accept, based on their respective Commitment Percentage of the Commitment Increase. If the existing Revolving Lenders do not accept the total amount of the Commitment Increase on such pro rata basis, then existing Revolving Lenders may accept, but are not obligated to accept, the remaining portions on a non-pro rata basis. To the extent that existing Revolving Lenders do not accept the Commitment Increase, the Increased Commitment Proposal may be offered to Eligible Assignees. The Administrative Agent shall have discretion to adjust the allocation of the proposed additional commitments, as the case may be, between and among Revolving Lenders that accept the Increased Commitment Proposal and Eligible Assignees that accept the Increased Commitment Proposal.

(c) Each of the Borrower, each Revolving Lender and each Agent acknowledges and agrees that each Commitment Increase meeting the conditions set forth in Section 1.15(a) shall not require the consent of any Revolving Lender other than those Revolving Lenders, if any, that have agreed to increase their Commitments in connection with such proposed Commitment Increase. After giving effect to any Commitment Increase, if the outstanding Revolving Loans are not held pro rata in accordance with the new Commitments, on the effective date of the applicable Commitment Increase, the Revolving Lenders (including, without limitation, any new Revolving Lenders) shall make advances among themselves so that after giving effect thereto the Revolving Loans will be held by the Revolving Lenders (including, without limitation, any new Revolving Lenders), pro rata in accordance with the Commitment Percentage hereunder after giving effect to the applicable Commitment Increase.

ARTICLE II.

CONDITIONS PRECEDENT

2.1 Conditions to Effectiveness. This Agreement shall become effective, and the obligation of each Revolving Lender to make its initial Revolving Loan thereafter and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit thereafter, in addition to the satisfaction or waiver of the conditions set forth in Section 2.2, is subject to satisfaction or waiver of the following conditions:

(a) Loan Documents. The Administrative Agent shall have received on or before the Closing Date all of the agreements, documents, instruments, opinions, certificates and other items set forth on the Closing Checklist attached hereto as Exhibit 2.1(a), duly executed where appropriate, and each in form and substance reasonably satisfactory to the Administrative Agent.

(b) Availability. After giving effect to (i) the payment of all costs and expenses payable hereunder, (ii) funding of any Loans and issuance of any Letters of Credit on the Closing Date, (iii) any reduction in respect of past due taxes, and (iv) accounts payable more than sixty (60) days past due, Availability shall not be less than $25,000,000.

(c) Total Indebtedness. The Borrower shall have delivered evidence to the satisfaction of the Administrative Agent demonstrating that the total Indebtedness of the Credit Parties as of the Closing Date after giving effect to the payment of all costs and expenses in connection hereunder, funding of any Loans on the Closing Date and the Issuance of any Letters of Credit on the Closing Date shall not exceed $460,000,000.

(d) Financial Statements. The Administrative Agent shall have received and be satisfied with, in its sole discretion, copies of (i) the most recent audited financial statements and (ii) the most recent unaudited monthly financial statements of Holdings and its Subsidiaries.

(e) Consents. The Administrative Agent and Lenders shall be satisfied that all governmental and material third party approvals required in connection with this Agreement have been obtained, and there shall be no governmental or judicial action, actual or, to the knowledge of any Credit Party, threatened, that has, or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated hereby.

(f) Cash Management. The Administrative Agent shall have received satisfactory evidence that the Borrower has established the cash management systems described in Section 4.10 to the satisfaction of the Administrative Agent in its sole discretion, including procedures provide for springing lock box arrangements with a daily cash sweep to the Administrative Agent, when triggered.

(g) Personal Property Requirements. The Administrative Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing any Collateral existing as of the Closing Date accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) any Intercompany Note, accompanied by instruments of transfer undated and endorsed in blank;

(iii) all other certificates, agreements, including Control Agreements, or instruments necessary to perfect on the Closing Date a Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property (other than Securities Accounts) of each Credit Party (to the extent required by the Security Agreement), in each case in accordance with the Security Agreement;

(iv) evidence of UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent or Collateral Agents, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any property of any Credit Party is located and the state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business and such other searches that the Administrative Agent or any Collateral Agent deems reasonably necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens acceptable to the Administrative Agent); and

(vi) evidence acceptable to the Administrative Agent of payment or arrangements for payment by the Credit Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(h) Real Property Requirements. The Collateral Agents shall have received, with respect to each Mortgaged Property:

(i) A Mortgage Modification encumbering each Mortgaged Property in favor of the UBS Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agents;

(ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements and other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Borrower and the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) evidence reasonably acceptable to the Collateral Agents of payment by the Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Modifications, including any fees due and payable to any escrow agents or title insurance companies that hold, assemble or record any deeds or Mortgage Modifications;

(iv) with respect to each Mortgaged Property, each Credit Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property; and

(v) with respect to each Mortgaged Property, receipt of evidence of ownership satisfactory to the Collateral Agents, in their reasonable discretion.

(i) Insurance. The insurance coverage and policies of the Credit Parties shall be satisfactory to the Administrative Agent and the Administrative Agent, for the benefit of the Secured Parties, shall be named as an additional insured, assignee, mortgagee and/or loss payee, as appropriate. All insurance policies will provide for thirty days prior notice to the Administrative Agent prior to cancellation, material amendment or non-renewal (except for non-payment of premium, in which case such policies shall provided for ten day notice).

(j) Solvency. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that (i) the Credit Parties taken as a whole and (ii) Holdings and its Subsidiaries, taken as a whole, are Solvent.

(k) Material Adverse Effect. Since December 31, 2009, there has occurred no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(l) No Change in Management. There shall not have been any material change in management of the Borrower or Holdings since December 31, 2009.

(m) Fees. The Administrative Agent and Collateral Agents shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable Attorney’s Costs, and the reasonable fees and expenses of appraisers, consultants and other advisors) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(n) Patriot Act, etc. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(o) Execution and Delivery. This Agreement shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and the Lenders, L/C Issuer and Agents.

(p) Refinancing of Original Credit Agreement. All obligations under the Original Credit Agreement shall have been refinanced in full, i.e., the outstanding obligations to all lenders and agents under the Original Credit Agreement, other than UBS Loan Finance LLC and any other lender which is continuing as a Lender hereunder and UBS AG which is continuing as a Collateral Agent and the L/C Issuer hereunder, shall have been repaid in full.

(q) Appraisal. The Collateral Agents shall have received an Appraisal covering the matters set forth in clause (i) of the definition of “Appraisal,” such Appraisal to have been performed by an appraiser satisfactory to the Administrative Agent and such results to be in form and substance satisfactory to the Administrative Agent.

(r) Mine Safety Study. Administrative Agent shall have received a safety study with respect to the Credit Parties’ Mines from a mine safety expert or consultant satisfactory to the Administrative Agent, which results shall be in form and substance satisfactory to the Administrative Agent.

(s) Field Examination. Administrative Agent shall have received the results of a field examination covering the Collateral, such field examination to have been performed by a field examiner satisfactory to the Administrative Agent and such results to be in form and substance satisfactory to the Administrative Agent.

(t) Environmental Audits. Administrative Agent shall have received the results of environmental audits covering such properties of the Credit Parties as Administrative Agent shall have reasonably requested, such audits to have been performed by an environmental consultant satisfactory to the Administrative Agent and such results to be in form and substance satisfactory to the Administrative Agent.

2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Revolving Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect as of such earlier date), and the Administrative Agent or Required Lenders or L/C Issuers, as applicable, have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is, or was, as applicable, untrue or incorrect; provided, however, that for the purposes of this Section 2.2(a), any representation or warranty that is qualified as to “materiality” or “Material Adverse Affect” shall be, or shall have been, as applicable, true and correct in all respects;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and the Administrative Agent or Required Lenders shall have determined not to make such Loan or incur such Letter of Credit Obligation as a result of that Default or Event of Default;

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Loan Balance;

(d) The Borrower fails to deliver to the Administrative Agent a satisfactory Notice of Borrowing, and the Administrative Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of such failure; or

(e) in the event that any order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it, or any injunction or other restraining order shall have been issued, shall be pending or notice with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the making of Loans, the repayment of the Obligations and the granting of Liens in favor of the Administrative Agent or the Collateral Agents hereunder and under the other Loan Documents, then such Revolving Lender or L/C Issuer shall not be obligated to fund any Loan or incur any Letter of Credit Obligations.

The request and acceptance by the Borrower of the proceeds of any Loan or the issuance of any Letter of Credit shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of the Collateral Agents’ Liens, on behalf of the Secured Parties, pursuant to the Security Documents.

2.3 Determinations of Initial Borrowing Conditions.

(a) For purposes of determining compliance with the conditions specified in Section 2.1, each Lender and L/C Issuer shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders and the L/C Issuers unless the Administrative Agent shall have received written notice from such Lender or L/C Issuer prior to the initial Borrowing or Issuance hereunder specifying its objection thereto and such Lender or L/C Issuer shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing or Issuance.

(b) By delivering its executed signature page to this Agreement to the Administrative Agent, each Lender and L/C Issuer acknowledges that any “Default” or “Event of Default” (as such terms are defined in the Original Credit Agreement) existing or continuing under the Original Credit Agreement are deemed to have been cured prior to the Closing Date and that, as of the Closing Date, no “Default” or “Event of Default” (as such terms are defined in the Original Credit Agreement) exists or is continuing under the Original Credit Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to each Agent, the L/C Issuer and each Lender that the following are, and after giving effect to the Transactions will be, true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except where failure to so duly qualify or be so licensed and in good standing is immaterial; and

(d) except as set forth in Section 4.13, is in compliance in all material respects with all Requirements of Law.

3.2 Corporate Authorization; No Contravention.

(a) The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each of the Credit Parties of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(i) contravene the terms of any of such Person’s Organizational Documents;

(ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii) violate any Requirements of Law in any material respect.

(b) Schedule 3.2(b) sets forth the authorized and outstanding Stock and Stock Equivalents of each of the Credit Parties as of the Closing Date. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties is duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Credit Parties, those in favor of the Collateral Agent, for the benefit of the Secured Parties. Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Stock and Stock Equivalents pledged by it under the Security Agreement. All Stock and Stock Equivalents of each of the Credit Parties were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock and Stock Equivalents of the Credit Parties (other than Holdings) is owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries. As of the Closing Date, all of the issued and outstanding Stock and Stock Equivalents of each of the Credit Parties is owned by the Persons and in the amounts set forth on Schedule 3.2(b). Except as set forth on Schedule 3.2(b), there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, voting trust or other similar agreements or understandings for the purchase or acquisition of any Stock and Stock Equivalents of any Credit Party.

(c) Authorization.

(i) The Transactions to be entered into by each Credit Party are within such Credit Party’s corporate, limited liability company or partnership (or similar authority relating to business entities) powers and have been duly authorized by all necessary corporate, limited liability company or partnership (or similar authority relating to business entities) action on the part of such Credit Party.

(ii) No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of a Collateral Agent in any Stock or Stock Equivalent pledged to such Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by such Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof, except such consents and approvals typically required under Federal and state securities laws in effect at the time.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to the Agents under the Security Documents and (b) those obtained or made on or prior to the Closing Date.

3.4 Binding Effect; Enforceability. This Agreement and each other Loan Document to which any Credit Party is a party has been duly executed and delivered by each Credit Party as applicable, and constitutes the legal, valid and binding obligations of each such Person that is a party thereto, enforceable against such Person in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party or any of their respective Properties that:

(a) purport to affect or pertain to this Agreement, any other Loan Document, any of the Permitted Refinancing Documents or any of the transactions contemplated hereby or thereby; or

(b) would reasonably be expected to result in equitable relief or monetary judgment(s) at any time or from time to time, individually or in the aggregate, in excess of $15,000,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or directing that the Transactions not be consummated as herein or therein provided. Except as set forth on Schedule 3.5, as of the Closing Date, no Credit Party is the subject of an audit by the IRS.

3.6 No Default. Except as specifically disclosed on Schedule 3.6, no Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance. Each Credit Party and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Credit Party or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Credit Party. The present value of all accumulated benefit obligations of all underfunded Benefit Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Credit Party or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a material liability of any Credit Party or any of its ERISA Affiliates. Each Credit Party, its ERISA Affiliates and its “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and the regulations promulgated thereunder, and none of the Credit Party, its ERISA Affiliates or its “related persons” has incurred any material liability under the Coal Act except with respect to premiums or other payments required thereunder that have been paid when due or are not yet due. The Credit Party and its ERISA Affiliates are in compliance in all material respects with the Black Lung Act and the regulations promulgated thereunder, and neither the Credit Party nor its ERISA Affiliates has incurred any material liability under the Black Lung Act.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.9, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Collateral pursuant to the Security Agreement does not violate any such regulations.

3.9 Properties.

(a) Each Credit Party has good title to, or valid leasehold interests in, all of its Property material to its business, free and clear of all Liens except for Permitted Collateral Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose, and each Credit Party has Mining Title to all Active Operating Properties to the extent necessary to conduct its business as currently conducted, in each case except where the failure to have such title as would not reasonably be expected to have a Material Adverse Effect. The Property of the Credit Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition would not reasonably be expected to result in a Material Adverse Effect, and (ii) constitutes all the Property that is required for the business and operations of the Credit Parties as presently conducted.

(b) Schedule 3.9(b) contains a true and complete list of each interest in Real Property (i) owned by any Credit Party as of December 31, 2009 and describes the type of interest therein held by such Credit Party and (ii) leased, subleased or otherwise occupied or utilized by any Credit Party, as lessee, sublessee, franchisee or licensee, as of December 31, 2009 and describes the type of interest therein held by such Credit Party, whether such lease or sublease is a Mining Lease or Prep Plant Lease and, in the case of leases or subleases for the Significant Mining Properties, whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions, including the granting of Liens on the Collateral to any Collateral Agent for the benefit of the Secured Parties. As of the Closing Date, no Credit Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Event of Loss exceeding $10,000,000 affecting all or any portion of its property. As of the date of any Credit Extension occurring after the Closing Date, no Credit Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Event of Loss, except to the extent that such Event of Loss would not reasonably be expected to result in a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 4.5.

(c) Each Credit Party owns or has rights to use all of the Collateral owned by such Credit Party and all rights with respect to any of the foregoing to the extent material to the ordinary business operations of such Credit Party. The use by each Credit Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Credit Party’s use of any Collateral does or may violate the rights of any third party that would reasonably be expected (after giving effect to the probable outcome of any proceeding relating thereto), individually or in the aggregate, to result in a Material Adverse Effect.

3.10 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed unless the failure to file any such Tax Returns would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as disclosed on Schedule 3.5, as of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority asserting a claim for Taxes in excess of $5,000,000, individually, or $10,000,000 in the aggregate. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent. Each Credit Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Credit Party is unaware of any proposed or pending tax assessments, deficiencies or audits that would be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Holdings and its Subsidiaries dated December 31, 2009, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of Holdings and its Subsidiaries dated September 30, 2009 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the 9 months then ended:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Since December 31, 2009, there has occurred no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) The Credit Parties have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5.

(d) The financial performance projections dated December 3, 2009 delivered to the Administrative Agent represent the Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable at the time prepared in light of then-current market conditions, it being acknowledged and agreed by the Administrative Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

(e) Holdings has not engaged in any business activities other than activities set forth in Section 5.11.

(f) Except as set forth in the financial statements delivered pursuant to Section 3.11(a) or for losses related to the refinancing, exchange or conversion of the Existing Senior Unsecured Notes, there are no liabilities of any Credit Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which, in the reasonable determination of a financial officer of the Borrower in his or her reasonable good faith judgment, would reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. To the extent required by GAAP and except as would not result in a Material Adverse Effect, the Credit Parties maintain adequate reserves for future costs associated with any Black Lung Liabilities, retiree and health care benefits, any Reclamation and any other potential Environmental Claim.

3.12 Environmental Matters. For purposes of this Agreement, this Section 3.12 contains all of the representations and warranties relating to matters arising under or related to Environmental Laws.

(a) Except as set forth in Schedule 3.12:

(i) The Credit Parties and their businesses, operations and Real Property are and have been in compliance with Environmental Law except any such non-compliance or liability as would not reasonably be expected to result in a Material Adverse Effect;

(ii) The Credit Parties have obtained, and are in compliance with, all Environmental or Mining Permits required for the conduct of their businesses and operations, as currently conducted, and all such Environmental or Mining Permits are valid and in good standing except any such failure to obtain, non-compliance or failure to be valid and in good standing as would not reasonably be expected to result in a Material Adverse Effect;

(iii) There are no pending or, to the knowledge of the Credit Parties, threatened Environmental Claims or other actions to revoke or terminate any Environmental or Mining Permits possessed by the Credit Parties except any such claims or other actions as would not reasonably be likely to result in a Material Adverse Effect;

(iv) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Credit Parties or their predecessors in interest that has resulted, or is reasonably likely to result, in liability by the Credit Parties under Environmental Law, except any such liabilities as would not reasonably be likely to result in a Material Adverse Effect;

(v) There is no Environmental Claim pending or, to the knowledge of the Credit Parties, threatened against the Credit Parties, relating to the Real Property currently or formerly owned, leased or operated by the Credit Parties or relating to the operations of the Credit Parties, and, to the knowledge of the Credit Parties, there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of an Environmental Claim except any such Environmental Claim as would not reasonably be likely to result in a Material Adverse Effect;

(vi) To the knowledge of the Credit Parties, no person with an indemnity or contribution obligation to the Credit Parties relating to compliance with or liability under Environmental Law is in default, except any such default as would not likely result in a Material Adverse Effect; and

(vii) The Credit Parties have, in the amounts and forms required pursuant to Mining Law or by a Governmental Authority, obtained all performance bonds for Reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayments made with respect to, or certificates of deposit or other sums or assets required to be posted by the Credit Parties under Mining Law, for Reclamation or otherwise.

(b) Except as set forth in Schedule 3.12:

(i) No Credit Party is obligated to perform any material action or otherwise incur any material expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Credit Party is conducting or financing, or has received a notice or Environmental Claim alleging that it may be potentially responsible pursuant to CERCLA related to, any material Remedial Action with respect to any Real Property or any other location, except any such circumstance as would not reasonably be expected to result in a Material Adverse Effect;

(ii) No Real Property or facility owned, operated or leased by the Credit Parties and, to the knowledge of the Credit Parties, no Real Property or facility formerly owned, operated or leased by the Credit Parties or any of their predecessors in interest is (A) listed or, to the knowledge of the Credit Parties, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (B) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (C) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum Releases;

(iii) No Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any Real Property or property of the Credit Parties, except any such Lien as would not reasonably be expected to result in a Material Adverse Effect;

(iv) There are no Black Lung Liabilities pending or, to the knowledge of the Credit Parties, threatened against the Credit Parties, except any Black Lung Liabilities reflected on the most recently delivered audited consolidated financial statements of Holdings and its Subsidiaries or as would not reasonably be expected to result in a Material Adverse Effect;

(v) No Credit Party is barred from receiving surface or underground Environmental or Mining Permits pursuant to the permit block provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., and the regulations promulgated thereunder, or any corresponding state laws or regulations, except in any such circumstance as would not reasonably be expected to result in a Material Adverse Effect; and

(vi) The Credit Parties have provided the Lenders, or their agents or consultants, with access to all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Credit Parties concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Materials at the Real Property or facilities owned, operated, leased or used by the Credit Parties as of and after the Closing Date.

3.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any company “controlled” by an “investment company” is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans and (c) the payment and accrual of all transaction costs in connection with the foregoing, (i) the Credit Parties taken as a whole and (ii) Holdings and its Subsidiaries, taken as a whole, are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party. The hours worked by and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act of 1935, as amended, or any other applicable Requirements of Law dealing with such matters in any manner that would reasonably be expected to result in a Material Adverse Effect. All payments due from any Credit Party, or for which any claim may be made against any Credit Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party is bound.

3.16 Intellectual Property.

(a) Ownership/No Claims. Each Credit Party owns, or is licensed to use, all of the Intellectual Property of such Credit Party, except for Intellectual Property that the failure to own or license, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Credit Party has knowledge of any claim that has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property, or the validity or effectiveness of any such Intellectual Property, except for such claims that would not reasonably be expected to have a Material Adverse Effect, nor does any Credit Party know of any valid basis for any such claim. The use of such Intellectual Property by such Credit Party does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Credit Party in the Ordinary Course of Business that are listed in the applicable schedules annexed to the Perfection Certificate, on and as of the Closing Date (i) such Credit Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in the applicable schedules annexed to the Perfection Certificate and (ii) all registrations listed in the applicable schedules annexed to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To each Credit Party’s knowledge, on and as of the Closing Date, (i) such Credit Party is not infringing upon any copyright, patent or trademark of any other Person other than such infringement that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (ii) except as would not reasonably likely result in a Material Adverse Effect, no proceedings have been instituted or are pending against such Credit Party or, to its knowledge, threatened, and no claim against such Credit Party has been received by such Credit Party, alleging any such violation, except as may be set forth in Schedule 3.16(c).

3.17 Subsidiaries.

(a) Schedule 3.17(a) sets forth a list of all the Subsidiaries of Holdings and their jurisdiction of organization as of the Closing Date.

(b) An accurate organization chart, showing the ownership structure of Holdings and each of its Subsidiaries on the Closing Date is set forth on Schedule 3.17(b).

3.18 Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 3.18 and except for fees payable to the Agents and Revolving Lenders, none of the Credit Parties has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.19 Insurance. Each of the Credit Parties and its respective Properties are insured with insurance companies, meeting the requirements set forth on Schedule 4.5(a), that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are specified on Schedule 4.5(a). A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Administrative Agent, and all such insurance relating to any property or business of any Credit Party names the Administrative Agent as additional insured or loss payee, as applicable and provides that the insurance companies will give Administrative Agent at least 30 days’ (or 10 days’ in the case of non-payment of premiums) prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Administrative Agent to recover under such policy or policies of insurance in case of loss or damage.

3.20 Full Disclosure. None of the representations or warranties made by any Credit Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered, except in the case of any projections, that represent the Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable at the time prepared in light of then-current market conditions, it being acknowledged and agreed by the Administrative Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

3.21 Security Documents.

(a) The Security Agreement is effective to create in favor of the Collateral Agents for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on the applicable schedule annexed to the Perfection Certificate and (ii) upon the taking of possession or control by a Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to such Collateral Agent to the extent possession or control by such Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Pledgors in the Collateral (other than (A) the Intellectual Property Collateral and (B) such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b) When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the material Intellectual Property Collateral, in each case subject to no Liens other than Permitted Collateral Liens.

(c) Each Mortgage is effective to create, in favor of the Collateral Agents, for their benefit and the benefit of the Secured Parties, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agents and the Administrative Agent, legal, valid and enforceable first priority Liens on, and security interests in, all of the relevant Credit Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgage Modifications are filed in the governmental offices specified on Schedule 3.21(c) (or, in the case of any Mortgage executed and delivered on or after the date thereof in accordance with the provisions of Sections 4.12 and 4.16, when such Mortgage is filed in the governmental offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 4.12 and 4.16), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the relevant Credit Party in the Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Collateral Liens.

(d) Each Security Document delivered pursuant to Sections 4.12 and 4.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agents, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and when (i) financing statement and other filings in appropriate form are filed in the appropriate offices and (ii) upon the taking of possession or control by a Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to such Collateral Agent to the extent possession or control by such Collateral Agent is required by such Security Document), the Liens created by such Security Document shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties thereunder in such Collateral (other than (A) the Intellectual Property Collateral and (B) such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

3.22 Foreign Assets Control Regulations and Anti-Money Laundering.

(a) OFAC. Each Credit Party and each Subsidiary of a Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, the Executive Order and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

(b) Patriot Act. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.23 Key Personnel. As of the Closing Date, since December 31, 2009, there has not been any material change in management personnel of the Borrower or Holdings.

3.24 Agreements.

(a) Except as set forth on Schedule 3.24(a), no Credit Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default would reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.24(b) accurately and completely lists all Material Agreements (other than leases of Real Property set forth on Schedule 3.9(b) and the Coal Agreements, Mining Leases and Prep Plant Leases set forth on Schedule 3.25) to which any Credit Party is a party that are in effect on the Closing Date in connection with the operation of the business conducted thereby and the Borrower has delivered to the Administrative Agent complete and correct copies of (or provided the Administrative Agent with access to) all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect as of the Closing Date.

3.25 Coal Agreements, Mining Leases and Prep Plant Leases. Schedule 3.25 sets forth a complete and accurate list of each Coal Agreement, and each Mining Lease or Prep Plant Lease that is a Material Agreement, to which any Credit Party is a party as of the Closing Date, including the counterparty to each agreement. As of the Closing Date, each such Coal Agreement, Mining Lease and Prep Plant Lease is in full force and effect, except to the extent that the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect.

3.26 Overriding Royalty Deeds. No Person other than Lexington Coal Company, LLC continues as a beneficiary under the Overriding Royalty Deeds.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees with each Lender and each Agent that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, all Letters of Credit have been canceled or have expired or have been fully cash collateralized on terms reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed, unless the Required Lenders shall otherwise consent in writing, each Credit Party will:

4.1 Financial Statements. Maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly and quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to the Administrative Agent and each Lender in electronic form and in detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Annual Reports. As soon as available, and in any event within 90 days after the end of each fiscal year ending on or after December 31, 2009 (but no later than the date on which Holdings is required to file a Form 10-K under the Exchange Act), a copy of the Form 10-K filed by Holdings under the Exchange Act (including in comparative form the figures from the previous fiscal year); provided that any document required to be delivered pursuant to this Section 4.1(a) shall be deemed to have been furnished to the Administrative Agent and Lenders if such document has been filed with the Securities and Exchange Commission in its Electronic Data Gathering and Retrieval System (or any successor system) and such document is publicly available, and provided, further, that if for any fiscal year Holdings is not required to file a Form 10-K under the Exchange Act, then, the report delivered in accordance with this Section 4.1(a) shall be delivered within 90 days after the end of each such fiscal year, and shall be accompanied by the unqualified opinion of any nationally recognized independent public accounting firm reasonably acceptable to the Administrative Agent, which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.

(b) Quarterly Reports. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (beginning with the fiscal quarter ending on or after December 31, 2009) (but no later than the date on which Holdings would be required to file a Form 10-Q under the Exchange Act), a copy of the Form 10-Q filed by Holdings under the Exchange Act (including in comparative form the figures for the previous fiscal quarter and for the portion of the fiscal year then ended); provided that any document required to be delivered pursuant to this Section 4.1(b) shall be deemed to have been furnished to the Administrative Agent and Lenders if such document has been filed with the Securities and Exchange Commission in its Electronic Data Gathering and Retrieval System (or any successor system) and such document is publicly available; and provided, further, that if for any of the first three fiscal quarters of any fiscal year Holdings is not required to file a Form 10-Q under the Exchange Act, then the report delivered in accordance with this Section 4.1(b) shall be delivered within 45 days after the end of each such fiscal quarter, and each such report shall be certified on behalf of the Borrower by an appropriate Responsible Officer as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings, the Borrower and its Subsidiaries, subject to normal year end adjustments and absence of footnote disclosures.

(c) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month ending on or after January 31, 2010, a copy of consolidated monthly balance sheets, statements of income and internally prepared statements of shareholders’ equity and cash flows of Holdings consistent with Holdings’ manner of preparation as of the Closing Date setting forth in each case in comparative form (x) the figures for the same month of the previous fiscal year, and (y) the figures provided for the corresponding period in the most recent Budget delivered pursuant to Section 4.1(h).

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of reports under Section 4.1(a), (b) or 4.1(c), a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of Exchange Act reports under Section 4.1(a) or (b) or the monthly reports under Section 4.1(c) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance, to the extent compliance is required at such time, with the covenants contained in Section 5.20(e), and to the extent applicable, Article VI and (iii) in the case of Section 4.1(a) above, a report of the accounting firm reporting on the financial statements contained within such Exchange Act reports stating that in the course of its regular audit of such financial statements, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default, insofar as such Default relates to accounting matters in respect of Article VI (to the extent compliance is required at such time), has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of reports under Section 4.1(a) above, (i) a certificate of a Financial Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate, as supplemented from time to time and (ii) the items required pursuant to Section 4.17 delivered therewith;

(f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings with the Securities and Exchange Commission (including any Form 8-K), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its material Indebtedness, including, without limitation to the holders of any Indebtedness constituting Secured Permitted Refinancing (subject to any confidentiality restrictions) pursuant to the terms of the documentation governing such Indebtedness; provided that any document required to be delivered pursuant to this Section 4.1(f) shall be deemed to have been furnished to the Administrative Agent and Lenders if such document has been filed with the Securities and Exchange Commission in its Electronic Data Gathering and Retrieval System (or any successor system) and such document is publicly available;

(g) Management Letters. Promptly after the receipt thereof by any Credit Party, a copy of any “management letter” received by any such person from its certified public accountants and any management response thereto;

(h) Budgets. No later than 30 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2009, a Budget, accompanied by the statement of a Financial Officer of Holdings to the effect that the Budget is, in the good faith opinion of such Financial Officer, a reasonable estimate for the period covered thereby;

(i) Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof; and

(j) Collateral Reports.

(i) As soon as available and in any event within 30 days after the end of each calendar month and weekly upon the occurrence of an Event of Default that is continuing, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer, setting forth the Borrowing Base as at the end of the most-recently ended fiscal month or, during the continuance of an Event of Default, as at such other date as the Collateral Agents may reasonably require;

(ii) Concurrently with the delivery of the Borrowing Base Certificate, with respect to Credit Parties, a summary of Coal Inventory by location and type with a supporting inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable discretion;

(iii) Concurrently with the delivery of the Borrowing Base Certificate, with respect to Credit Parties, a monthly trial balance showing Accounts outstanding aged from due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable discretion;

(iv) On a monthly basis or, during the continuance of an Event of Default, at such more frequent intervals as the Collateral Agents may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to the Credit Parties, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties, in each case accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable discretion each of which shall be prepared by the Borrower as of the last day of the immediately preceding month or the date that is two days prior to the date of any request;

(v) (A) upon the reasonable request of the Collateral Agents, at any time if an Event of Default shall have occurred and be continuing, or (B) at any time the Credit Parties desire and elect, at any time, to deliver Appraisals to increase Eligible Equipment eligible for inclusion in the calculation of the Borrowing Base, the Borrower will obtain and deliver to the Collateral Agents a report of an independent collateral appraiser satisfactory to the Agent with respect to the Surface Mining Equipment of the Credit Parties including, without limitation, Appraisals in form and substance and from appraisers reasonably satisfactory to the Administrative Agent and the Collateral Agents, stating the then Net Orderly Liquidation Value and Net Forced Liquidation Values of Surface Mining Equipment. In addition, upon the reasonable request of the Collateral Agents, the Borrower will deliver a desktop appraisal of the Surface Mining Equipment, provided that such desktop appraisal shall be delivered no more frequently than once per calendar year.

(k) Monthly Reports. At the time of delivery of each of the monthly financial statements delivered pursuant to Section 4.1(c);

(i) an aging of accounts payable and a reconciliation of that accounts payable aging to the Credit Parties’ general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable discretion;

(ii) a reconciliation of the most recent Borrowing Base, general ledger and month-end Coal Inventory reports of the Credit Parties to the Credit Parties’ general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable discretion; and

(iii) a reconciliation of the aging of Accounts delivered pursuant to Section 4.1(j)(iii) to the Credit Parties’ most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable discretion;

(l) Government Contracts and Intellectual Property. At the time of delivery of each of the financial statements delivered pursuant to Section 4.1, (i) a listing of new government contracts (not previously disclosed to the Administrative Agent under this Section 4.1(l)) of the Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior fiscal quarter;

(m) Auditor’s Reports. Promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(n) Property Appraisal. From time to time, (i) if the Collateral Agents determine that obtaining appraisals is necessary in order for the Administrative Agent, any Collateral Agent or any Lender to comply with applicable laws or regulations, or (ii) if Default or an Event of Default shall have occurred and be continuing and the Collateral Agents in their reasonable credit judgment determine obtaining appraisals is desirable, the Collateral Agents may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals (other than in respect of Surface Mining Equipment, which appraisals are subject to the terms of Section 4.1(j)(v)) in form and substance and from appraisers reasonably satisfactory to the Collateral Agents stating the then current fair market value of all or any portion of the real or personal property of any Credit Party; and

(o) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of any Loan Document, as the Administrative Agent, any Collateral Agent or the Required Lenders may reasonably request.

4.2 Notices. Notify promptly the Administrative Agent of each of the following (and in no event later than three Business Days after a Responsible Officer becoming aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party, or any violation of, or non-compliance with, any Requirements of Law, in each case that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension that may exist at any time between any Credit Party and any Governmental Authority that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party (i) in which the amount of damages claimed is $15,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and that would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(e) (i) the receipt by any Credit Party of any notice of an Environmental Claim, (ii)(A) unpermitted Releases, (B) the discovery by an officer of Holdings of any condition that would reasonably be expected to result in an Environmental Liability or (C) any material adverse change or development in any pending Environmental Claim, or (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Liabilities arising out of any Environmental Claim, that, for each of clauses (i), (ii) and (iii) above, have resulted in a fatality or would reasonably be expected to have a Material Adverse Effect;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Administrative Agent and Lenders pursuant to this Agreement;

(h) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(i) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder);

(j) (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect;

(k) the occurrence of an Event of Loss resulting in a loss, after the application of insurance proceeds related thereto, of greater than $15,000,000;

(l) any receipt by any Credit Party of a written notice of early termination of any Material Agreement or the occurrence of any event or condition that would, with the passage of time or the giving of notice or both, permit the early termination of any Material Agreement, except in each case with respect to (i) the expiration thereof on the stated expiration date and (ii) the election by any party thereto to exercise an early termination right contained therein that would not result in a default thereunder; and

(m) (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against, any of the Collateral or (ii) the occurrence of any other event that would reasonably be expected to materially and adversely affect the value of the Collateral.

Each notice delivered pursuant to this Section may be delivered via Electronic Transmission and shall be accompanied by a statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice delivered under Sections 4.2(a) and (b) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.3 Existence; Businesses and Properties.

(a) Do or cause to be done all things commercially reasonable to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 5.3 or Section 5.20.

(b) (i) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is conducted and operated on the Closing Date; and (iii) comply with all applicable Requirements of Law (including any and all zoning or building laws, ordinances, codes or approvals or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except, in the case of (i) through (iii) above, where the failure to do so or the failure to so comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or if the Credit Parties are contesting the necessity of any of the requirements set forth in clauses (i) and (iii) diligently and in good faith.

(c) (i) Pay and perform its obligations under all Leases, Mining Leases, Prep Plant Leases, Coal Agreements and other Transaction Documents; (ii) maintain Coal reserves, or the right to acquire Coal from third parties, sufficient to fill the requirements under all Coal Agreements; and (iii) at all times maintain, preserve and protect all property material to the conduct of its business and keep such Property in good repair, working order and condition (other than wear and tear occurring in the Ordinary Course of Business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in each case in accordance with generally accepted mining practices, except, in the case of (i) through (iii) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 4.3(c) shall prevent sales of Property, consolidations or mergers by or involving any Credit Party permitted under this Agreement.

(d) Use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it.

4.4 Employee Benefits. (a) Comply in all material respects with the Coal Act, the Black Lung Act and the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 Business Days after any Responsible Officer of any Credit Party or any ERISA Affiliates thereof knows or has reason to know that, any ERISA Event has occurred that, individually or together with any other ERISA Event would reasonably be expected to result in liability of the Credit Parties or any of their ERISA Affiliates in an aggregate amount exceeding $5,000,000 or the imposition of a Lien, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Credit Parties propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Benefit Plan that is required to file such report with a Governmental Authority; (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Benefit Plan (or other employee benefit plan sponsored or contributed by any Credit Party) as the Administrative Agent shall reasonably request.

4.5 Insurance.

(a) Maintain at all times insurance in accordance with the requirements set forth on Schedule 4.5(a) attached hereto.

(b) Notify the Administrative Agent within 15 Business Days of the entry into any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 4.5 is taken out by any Credit Party; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(c) Deliver to the Agents and the Lenders a report of a reputable insurance broker with respect to the insurance required to be maintained pursuant to this Section 4.5 and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agents may from time to time reasonably request.

(d) No Credit Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Credit Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Credit Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises.

4.6 Payment of Obligations. Subject to the limitations of Section 4.13, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted that stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b) all lawful claims that, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted that stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) except as would not result in an Event of Default under Section 8.1(d) or Section 8.1(e), all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness; and

(d) all obligations under any Contractual Obligation pursuant to which such Credit Party is bound, or to which it or any of its properties is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.7 Compliance with Laws. Subject to the limitations of Section 4.13 hereof, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.8 Maintaining Records; Access to Properties and Inspections; Annual Meetings. Shall:

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Administrative Agent shall have access at any and all times during the continuance thereof): (i) provide access to such property to the Administrative Agent and any of its Related Persons; (ii) permit the Administrative Agent and any of its Related Persons to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records; and (iii) permit the Administrative Agent to inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral, including field examinations, in any manner and through any medium that the Administrative Agent considers advisable, in each instance, at the Credit Parties’ expense provided the Credit Parties shall not be responsible for costs and expenses more than two times per year unless an Event of Default has occurred and is continuing. Any Lender may accompany the Administrative Agent in connection with any inspection at such Lender’s expense.

(b) To the extent required by GAAP, maintain adequate reserves for future costs associated with any Black Lung Liabilities, retiree and health care benefits, any Reclamation and any other potential Environmental Claim.

(c) Within 120 days after the close of each fiscal year of Holdings, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Credit Parties and the budgets presented for the current fiscal year of the Credit Parties.

4.9 Use of Proceeds. Use the proceeds of the Loans solely as follows: (a) to pay on the Closing Date costs and expenses required to be paid pursuant to Section 2.1, (b) to refinance in full the obligations under the Original Credit Agreement and (c) for working capital and other general corporate purposes not in contravention of any Requirements of Law and not in violation of this Agreement.

4.10 Cash Management Systems. Enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for springing cash dominion with respect to each Controlled Account as of or after the Closing Date. Upon the occurrence and during the continuance of a Default or Event of Default or at any time upon and during the occurrence of a Minimum Liquidity Event, the Administrative Agent shall have the right to deliver to the relevant depository, securities intermediary or commodities intermediary a notice or instruction which provides for exclusive control over such account by the Administrative Agent.

4.11 Landlord Agreements. At any Credit Party’s option (and without any requirement to do so), seek to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of any leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to any location where any Collateral is stored or located, in each case where the aggregate value of the Collateral or Property at such location exceeds $100,000, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Collateral Agents may, in their discretion, exclude from the Borrowing Base, or impose Reserves with respect to, Eligible Inventory and Eligible Equipment at each such location where a landlord agreement or bailee or mortgagee waiver is not obtained.

4.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent (on behalf of itself or any Lender) or any Collateral Agent, as applicable, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or such Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Collateral Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; provided, however, that no Credit Party will be required to request any such consent or waiver if management of Borrower reasonably determines in good faith that such a request would (i) have a material adverse effect on the agreement that is the subject of such consent or waiver or on such Credit Party’s relationship with the party or parties to such agreement, (ii) require the payment of any money or the making by such Credit Party of any material concession under such agreement in exchange for such consent or waiver, or (iii) otherwise materially and adversely affect any Credit Party. Upon the exercise by the Administrative Agent, the Collateral Agents or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, each Credit Party shall execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent (on behalf of itself or any Lender) or the Collateral Agents may reasonably require. If the Administrative Agent, the Collateral Agents or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agents. In addition to the obligations set forth in Schedule 4.5(a) and Section 4.16(a), within forty-five days after written notice from Administrative Agent to the Credit Parties that any Real Property is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Federal Flood Insurance requirements of Schedule 4.5(a).

Notwithstanding any of the foregoing or any other provision of this Agreement or any other Loan Document to the contrary, the Obligations shall not be secured by any Excluded Property.

4.13 Compliance with Environmental Laws.

(a) Except in each of where the failure of which would not reasonably be expected to have a Material Adverse Effect, (i) use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Credit Party to comply, in all material respects with all Environmental Laws and Environmental or Mining Permits applicable to the operations at such Real Property; (ii) use commercially reasonable efforts to obtain, maintain in full force and effect and timely renew all Environmental or Mining Permits applicable to its operations; (iii) comply with all applicable Environmental Laws; (iv) perform all Reclamation, and obtain all related bonds or other financial guaranties, required by, and in all material respects in accordance with, Mining Laws; and (v) timely conduct all Remedial Action required by, and in accordance with, Environmental Laws.

(b) Each Credit Party shall provide, at the time of delivery of each quarterly report required pursuant to Section 4.1(b), copies of environmental, health and safety reports internally generated and delivered to Holdings’ Board of Directors during the applicable quarterly period. Such reports shall be in substantially similar form to that provided to Holdings’ Board of Directors on an historical basis, and shall include, at a minimum, MSHA incident rates and MSHA violation-per-inspector-day rates on a consolidated and operating region basis, and comparisons of such data, to the extent reasonably available, to both weighted industry averages and Holdings’ comparable prior year performance. If such quarterly report indicates an adverse change in Holdings’ consolidated or operating region safety or environmental performance metrics such that non-fatal days lost rate or fatalities, in the case of safety metrics, and notices of violations per million tons of coal produced issued under Environmental Laws, in the case of environmental metrics, are (i) worse than the national weighted industry average for such metric; or (ii) reflect a greater than 33% decrease in performance during the prior 12 months reported in such quarterly report, then upon the Administrative Agent’s reasonable request, the Credit Parties shall provide a supplemental report including sections outlining general actions that the applicable Credit Party intends to take to address such adverse change.

(c) At its election, the Administrative Agent or any Collateral Agent may retain an independent engineer or applicable consultant to conduct a Phase I environmental assessment of any Mortgaged Property or other Real Property or health and safety assessment of the Credit Parties. The Borrower shall, and shall cause each of the Credit Parties to, cooperate in the performance of any such assessment and permit any such engineer or consultant designated by the Administrative Agent or such Collateral Agent to have full access to each property or facility at reasonable times during normal business hours and after reasonable notice to the Borrower of the plans to conduct such an assessment. Not more than one such environmental assessment and one such health and safety assessment shall be conducted each year but may be conducted at any time after the occurrence and during the continuance of a Default or an Event of Default. Such assessments shall be at the cost and expense of the Administrative Agent or Collateral Agent, unless an Event of Default is continuing then the Borrower shall promptly reimburse such costs and expenses. Such assessments shall be kept confidential and protected from disclosure to non-parties to this Agreement to the maximum extent permitted by law.

4.14 Reclamation Bonds. At all times maintain, in the amounts and forms required pursuant to Mining Law or by a Governmental Authority, all performance bonds for Reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayments made with respect to, or certificates of deposit or other sums or assets required to be posted by the Credit Parties under Mining Law, for Reclamation or otherwise.

4.15 Material Agreements. Each Credit Party shall perform its obligations under all Material Agreements, and perform all actions necessary to maintain all Material Agreements in full force and effect (other than the expiration thereof on the stated expiration date), unless in each case the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.16 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 4.16, with respect to any Property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 60 days after the last day of each calendar quarter or within any other additional amount of time as determined by the Administrative Agent in its discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agents such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agents shall deem necessary or advisable to grant to the Administrative Agent or the Collateral Agents, as applicable, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent or the Collateral Agents, as applicable, such documents as the Administrative Agent or the Collateral Agents shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties. In the event any Credit Party acquires any Real Property, then in addition to the foregoing, such Credit Party shall execute and/or deliver, or cause to be executed and/or delivered, to Administrative Agent within forty-five days of receipt of notice from the Administrative Agent that the Real Property is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Schedule 4.5(a).

(b) With respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 60 days after the last day of each calendar quarter during which such person becomes a Subsidiary or within any other additional amount of time as determined by the Administrative Agent in its discretion) (i) deliver to the Administrative Agent the certificates, if any, representing all of the Stock of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Stock, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party and (ii) cause such new Subsidiary (A) to execute a Joinder or such comparable documentation to become a Subsidiary Guarantor and a joinder to the Security Agreement, substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agents to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agents.

(c) Furnish to the Administrative Agent, as soon as available and in any event within 45 days after (i) the end of each quarter of each fiscal year of Holdings or (ii) the acquisition of Real Property for which the Credit Parties paid, in the aggregate, an amount equal to or greater than $5,000,000, a report describing all Real Property purchased by the Credit Parties since the most recent report furnished pursuant to this Section 4.16(b). Within 45 days after delivering such report to the Administrative Agent, grant to the Collateral Agents a security interest in and Mortgage on (i) each such item of Real Property owned in fee by any Credit Party that, together with any improvements thereon, individually has a fair market value of at least $1,000,000 or is an active prep plant site or active mine site, and (ii) unless the Administrative Agent otherwise consents, each such item of Real Property leased by any Credit Party that lease individually has a fair market value of at least $1,000,000, has an annual minimum royalty in excess of $1,000,000, had an annual production royalty in excess of $1,000,000 in the immediately preceding fiscal year or is an active prep plant site or active portal site, in each case, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 5.1). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agents and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agents required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Credit Party shall otherwise take such actions and execute and/or deliver to the Collateral Agents such documents as the Administrative Agent or the Collateral Agents shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, if reasonably requested by the Administrative Agent, a Title Policy (other than with respect to any Mine), a Survey (other than with respect to any Mine) and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).

(d) Notwithstanding the foregoing, no Credit Party will be required to request any consent or waiver with respect to a restriction on assignment in any agreement to which such Credit Party is a party if such restriction is imposed by any Requirements of Law or management of the Borrower reasonably determines in good faith that such a request would (x) have a material adverse effect on such agreement or on such Credit Party’s relationship with the party or parties to such agreement, (y) require the payment of any money or the making by such Credit Party of any material concession under such agreement in exchange for such consent or waiver, or (z) otherwise materially and adversely affect such Credit Party.

4.17 Information Regarding Collateral. Not effect any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, (iii) in any Credit Party’s identity or organizational structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), in each case if doing so would result in the failure of any Collateral Agent to maintain the perfection and priority of the security interest of such Collateral Agent for the benefit of the Secured Parties in the Collateral, until (A) it shall have given the Collateral Agents not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to in writing by the Collateral Agents, of their intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agents may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agents to maintain the perfection and priority of the security interest of a Collateral Agent, for the benefit of the Secured Parties in the Collateral. Each Credit Party agrees to promptly provide the Collateral Agents with certified Organizational Documents reflecting any of the changes described in the preceding sentence, as applicable. Each Credit Party also agrees to promptly notify the Administrative Agent and the Collateral Agents of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility). Concurrently with the delivery of Exchange Act reports pursuant to Section 4.1(a), deliver to the Administrative Agent and the Collateral Agents a Perfection Certificate Supplement and a certificate of a Financial Officer and the chief legal officer of Borrower certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

ARTICLE V.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Revolving Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1 Limitation on Liens. No Credit Party shall, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) any Lien existing on Property of a Credit Party on the Closing Date and set forth in Schedule 5.1(a) securing Indebtedness permitted by Section 5.5(b), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(b);

(b) any Lien created under any Loan Document;

(c) inchoate Liens for taxes, fees, assessments or other governmental charges not yet due and payable (i) that are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.6(a) and in the case of any such charge or claim that had or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business and (i) that do not in the aggregate materially detract from the value of the property of the Credit Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Credit Parties, taken as a whole, (ii) that, if such Liens secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such charge or claim that is or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(e) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the Ordinary Course of Business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the Ordinary Course of Business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (e), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and, in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions, and (ii) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(f) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which the applicable Credit Party shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(g) easements, rights-of-way, obligations, duties, restrictions (including zoning restrictions), covenants, licenses, municipal regulations, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value of such Real Property in the context of the Credit Parties’ normal business operations or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Credit Parties at such Real Property;

(h) Liens on Property securing Indebtedness permitted under Section 5.5(e) or 5.5(m); provided that (i) any such Liens attach only to the Property being financed, acquired, constructed or improved pursuant to such Indebtedness and do not encumber any other property or assets of any Credit Party (other than any products or proceeds thereof to the extent covered by such Liens) and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property;

(i) Liens in the nature of royalties, dedications of reserves under Coal Agreements (but only to the extent that the party for whom the reserves are dedicated would not have a higher priority claim in a bankruptcy proceeding of a Credit Party than the Collateral Agents on behalf of the Secured Parties as to the reserve that is the subject of any such agreement) or similar rights or interests granted, taken subject to or otherwise imposed on properties consistent with normal practices in the mining industry;

(j) Leases or subleases of the properties of any Credit Party, in each case entered into in the Ordinary Course of Business of such Credit Party’s business so long as such Leases or subleases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Credit Party or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(k) UCC filings filed solely as a precautionary measure in connection with operating leases, consignment of goods or bailment agreements;

(l) licenses or sublicenses of Intellectual Property granted by any Credit Party in the Ordinary Course of Business and not interfering in any material respect with the Ordinary Conduct of Business of the Credit Parties;

(m) Liens on property of a Person existing at the time such Person is acquired in a Permitted Acquisition (and not created in anticipation of contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of such Permitted Acquisition and are no more favorable to the lienholders than such existing Lien;

(n) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party, in each case granted in the Ordinary Course of Business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(o) Liens securing reimbursement obligations with respect to trade or commercial letters of credit that encumber only the documents underlying such letters of credit and any products or proceeds thereof to the extent covered by such Liens;

(p) to the extent constituting a Lien, the posting of a Letter of Credit to support Indebtedness described in Section 5.5(g);

(q) other Liens incurred in the Ordinary Course of Business of any Credit Party with respect to obligations that do not in the aggregate exceed $25,000,000 at any time outstanding, so long as such Liens, to the extent covering any Collateral, are subordinated to the Liens granted pursuant to the Security Documents pursuant to a subordination agreement reasonably acceptable to the Administrative Agent;

(r) Liens deemed to exist in connection with set off rights under agreements entered into by the Credit Parties in the Ordinary Course of Business;

(s) Liens on the Real Property of the Borrower’s headquarters in Scott Depot, West Virginia, securing Indebtedness permitted under Section 5.5(o);

(t) Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition; and

(u) second Liens on the Collateral granted in connection with any Permitted Refinancing permitted hereunder pursuant to the Permitted Refinancing Security Documents, which Liens shall, at all times, be subject to the Permitted Refinancing Intercreditor Agreement;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Collateral, other than Liens granted pursuant to the Security Documents and the Permitted Refinancing Security Documents.

5.2 Asset Sales. No Credit Party shall, directly or indirectly, effect any Asset Sale (whether in one or a series of transactions) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of used, worn out, obsolete or surplus equipment by any Credit Party in the Ordinary Course of Business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties, taken as a whole;

(b) sales of reserves in connection with a simultaneous lease or license back of such reserves so long as the aggregate amount of reserves sold does not exceed $100,000,000 and provided that any such lease does not in any way limit or restrict in any manner (directly or indirectly) the Liens created pursuant to the Loan Documents;

(c) licenses or leases of real or personal property in the Ordinary Course of Business and in accordance with the applicable Security Documents;

(d) mergers and consolidations permitted by Section 5.3;

(e) Investments permitted by Section 5.4;

(f) any Credit Party may sell, lease, convey, transfer or otherwise dispose of all or any of its Property to the Borrower or any Subsidiary Guarantor;

(g) any Credit Party may effect any sale or discount, in each case without recourse, of accounts receivable (that are not at such time Eligible Accounts) arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;

(h) any Credit Party may enter into licenses, sublicenses or similar transactions of Intellectual Property in the Ordinary Course of Business;

(i) any Credit Party may (i) liquidate for fair market value any Investment made pursuant to Section 5.4(e) or (ii) effect an Asset Sale of any Investment made pursuant to Section 5.4(g);

(j) other Asset Sales that are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such Asset Sale is made if and to the extent required by Section 1.8; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (j) shall not exceed $35,000,000 with respect to any single Asset Sale or in the aggregate in any four consecutive fiscal quarters of Holdings and its Subsidiaries; and

(k) any Credit Party may transfer by way of a Like-Kind Exchange any Real Estate in the Ordinary Course of Business.

To the extent the Required Lenders waive the provisions of this Section 5.2 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.2, such Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall promptly and in any event within 30 days take all actions necessary to effectuate the release of the applicable Liens.

5.3 Consolidations and Mergers. No Credit Party shall wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (or agree to do any of the foregoing at any future time), except that upon not less than five Business Days prior written notice to the Administrative Agent:

(a) A Wholly-Owned Subsidiary of the Borrower may (i) dissolve, liquidate or wind up its affairs at any time so long as no Material Adverse Effect would result therefrom and (ii) merge or consolidate with the Borrower or any Subsidiary Guarantor in connection with a Permitted Acquisition;

(b)(i) any Subsidiary Guarantor may merge or consolidate with or into the Borrower or any other Subsidiary Guarantor (as long as the Borrower or such Subsidiary Guarantor is the surviving person in such merger or consolidation and any such Subsidiary remains a Wholly Owned Subsidiary of the Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agents under the Security Documents shall be maintained or created in accordance with the provisions of Section 4.12 and Section 4.16, as applicable and (ii) any Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with or into any other Subsidiary that is not a Subsidiary Guarantor.

5.4 Investments. No Credit Party shall (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) the Credit Parties may invest in, acquire and hold cash and Cash Equivalents;

(b) Investments outstanding on the Closing Date and identified on Schedule 5.4(b) and any renewal or extension thereof or reinvestment of the proceeds received in connection therewith;

(c) to the extent constituting Investments, (i) Hedging Obligations, Guarantees and other Contingent Obligations permitted under Section 5.5, (ii) mergers and consolidations permitted under Section 5.3, (iii) Permitted Acquisitions, (iv) Restricted Payments permitted under Section 5.10 and (v) the creation of Subsidiaries in compliance with Section 5.22;

(d) loans and advances to directors, employees and officers of the Borrower and the Subsidiaries for bona fide business purposes not to exceed $250,000 in the aggregate at any time outstanding;

(e) Investments (i) by the Borrower in any Subsidiary Guarantor, (ii) by any Credit Party in Borrower or any Subsidiary Guarantor, (iii) by a Subsidiary Guarantor in another Subsidiary Guarantor, (iv) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor; provided, that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Credit Party, pledged by such Credit Party as Collateral pursuant to the Security Documents, and (v) by the Borrower to Holdings to the extent permitted pursuant to Section 5.10(d);

(f) Investments (i) in securities of trade creditors or customers in the Ordinary Course of Business that are received (A) in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or (B) in the settlement of debts created in the Ordinary Course of Business and (ii) with respect to trade creditors and customers, in the form of accounts receivable arising in the Ordinary Course of Business;

(g) Investments received by the Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.2;

(h) Investments in the nature of royalties, dedications of reserves under Coal Agreements or similar rights or interests granted, taken subject to or otherwise imposed on properties consistent with normal practices in the mining industry;

(i) Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 5.4;

(j)(i) Investments in Deposit Accounts opened in the Ordinary Course of Business and (ii) Investments in Cash or Cash Equivalents in Securities Accounts opened in the Ordinary Course of Business, in each case so long as such Deposit Accounts and Securities Accounts are Controlled Accounts if required hereunder or under the Security Agreement; and

(k) other Investments, including Investments in Qualified Joint Ventures, in an aggregate amount not to exceed $50,000,000 at any time outstanding.

To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 5.4, the Borrower may select the subsection to which such Investment will be deemed a use of and in no event shall the same portion of an Investment be deemed a use of more than one subsection.

5.5 Limitation on Indebtedness. No Credit Party shall create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 5.5(b) and refinancings or renewals thereof, provided that (A) any such refinancing or renewed Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing or renewed Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination (if applicable) and other material provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates, currency exchange rates or commodities prices in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness (i) constituting Investments permitted under Section 5.4 or (ii) constituting Restricted Payments permitted under Section 5.10;

(e) Indebtedness not to exceed $150,000,000 in the aggregate outstanding at any time consisting of Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on such assets (including in respect of Purchase Money Obligations and Capital Lease Obligations) before the acquisition thereof; provided, that (x) such Indebtedness is incurred (and any related Lien attaches) before or within 180 days after such acquisition or the completion of such construction or improvement, (y) such Indebtedness shall be secured only by the assets acquired, constructed or improved in connection with the incurrence of such Indebtedness and (z) with respect to Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Indebtedness shall constitute not less than 70% of the aggregate consideration paid with respect to such assets;

(f) Indebtedness incurred by any Credit Party in connection with the financing of any insurance premiums;

(g) Indebtedness in respect of bid, performance, surety or Reclamation bonds issued for the account of any Credit Party in the Ordinary Course of Business, or any similar financial assurance obligations under Environmental Laws or worker’s compensation laws or with respect to self-insurance obligations, including guarantees or obligations of any Credit Party with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed); provided that such Indebtedness is not secured by any Lien other than a Lien described in Section 5.1(p);

(h) Contingent Obligations of any Credit Party in respect of Indebtedness otherwise permitted under this Section 5.5;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business; provided, however, that such Indebtedness is extinguished within 10 Business Days of the applicable Credit Party obtaining knowledge thereof;

(j) Indebtedness arising in connection with endorsement of instruments for deposit in the Ordinary Course of Business;

(k) Indebtedness incurred by any Credit Party arising from agreements providing for indemnification, purchase price adjustments or similar obligations, or from guaranties, letters of credit, surety bonds or performance bonds securing the performance of such obligations pursuant to such agreements, in each case in connection with Permitted Acquisitions, Investments permitted pursuant to Section 5.4 or dispositions permitted pursuant to Section 5.2;

(l) Indebtedness that is deemed to exist pursuant to any performance, statutory, appeal or similar obligations incurred in the Ordinary Course of Business and Indebtedness in respect of taxes, assessments or governmental charges and claims for labor, materials or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 4.6;

(m) Indebtedness assumed in connection with a Permitted Acquisition, so long as (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition, (ii) after giving effect to the incurrence of such Indebtedness, the Borrower would be in compliance on a Pro Forma Basis with the covenants set forth in Article VI to the extent such covenants are then applicable, and (iii) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $35,000,000 at any time outstanding;

(n) Other unsecured Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(o) Indebtedness in an amount not to exceed $15,000,000 incurred in connection with the financing or refinancing of the Borrower’s headquarters in Scott Depot, West Virginia that is secured by a Lien on such Property as permitted under Section 5.1(s);

(p) Indebtedness (i) under the Existing Senior Unsecured Notes in a principal amount not to exceed the amount outstanding thereunder on the date hereof, less any amount thereof repaid or repurchased with the proceeds of any Permitted Refinancing and (ii) incurred pursuant to any Permitted Refinancing, and any guaranties thereof; provided, that all net proceeds of any such Permitted Refinancing shall be used first, to repay or repurchase all or a portion of the Existing Senior Unsecured Notes, and then, for general working capital purposes.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 5.5, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one subsection.

5.6 Transactions with Affiliates. No Credit Party shall enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the Ordinary Course of Business, with any Affiliate of any Credit Party (other than between or among the Borrower and one or more Guarantors), other than on terms and conditions at least as favorable to such Credit Party as would reasonably be obtained by such Credit Party at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Restricted Payments permitted under Section 5.10, Investments permitted under Sections 5.4(d) and (e) and transactions permitted under Section 5.3(a) or (b);

(b) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(c) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the Ordinary Course of Business and otherwise not prohibited by the Loan Documents;

(d) payments permitted pursuant to Section 5.7;

(e) sales of Qualified Capital Stock of Holdings to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; and

(f) any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Capital Stock of Holdings.

5.7 Management Fees and Compensation. No Credit Party shall pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

(a) payment of reasonable compensation to officers, employees and, except as among any Credit Parties, Affiliates for actual services rendered to the Credit Parties in the Ordinary Course of Business including payments permitted by Section 5.6(b);

(b) payment of reasonable directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings;

(c) payment of a management fee to WL Ross & Co. LLC pursuant to Management Agreement not to exceed $2,000,000 per annum payable in equal quarterly installments, in arrears, on each January 1, April 1, July 1 and October 1; provided, however, that the fees described in this clause (c) shall not be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further any such fees not paid due to the existence of an Event of Default shall be deferred and may be paid when no Event of Default exists; and

(d) reimbursement of reasonable out-of-pocket costs and expenses to WL Ross & Co. LLC required to be paid pursuant to the Management Agreement.

5.8 Use of Proceeds. No Credit Party shall use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner that is in contravention of any Requirements of Law or in violation of this Agreement.

5.9 Compliance with ERISA. No Credit Party or any of its ERISA Affiliates shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.

5.10 Restricted Payments. No Credit Party shall make any Restricted Payments, except that:

(a) any Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower;

(b) any Credit Party may make Restricted Payments to the Borrower or any Guarantor that is a Wholly Owned Subsidiary of Borrower;

(c) any Credit Party may make (i) payments to Holdings in an amount necessary to permit Holdings to make (and Holdings shall be permitted to make) all regularly scheduled payments of interest pursuant to the Existing Senior Unsecured Notes, any Permitted Refinancing and the Indebtedness of Holdings permitted under Section 5.5(b), (ii) payments to Holdings in an amount necessary to permit Holdings to make (and Holdings shall be permitted to make) mandatory prepayments of any Indebtedness incurred pursuant to any Permitted Refinancing or to permit Holdings to pay the conversion consideration with respect to the Holdings’ 9.00% convertible notes due 2012 so long as (A) average daily Availability for the period of 60 days prior to the making of any such payment, and projected average daily Availability for the subsequent 60-day period beginning on the date of any such payment (based on projections presented by Borrower to the Administrative Agent and reasonably satisfactory to the Administrative Agent), shall be at least $25 million and (B) (x) the Consolidated Fixed Charge Coverage Ratio of Holdings and its Subsidiaries for the 12-month period ended on the last day of the month prior to the date of such payment for which financial statements have been most recently delivered pursuant to Section 4.1(c), and (y) the projected Consolidated Fixed Charge Coverage Ratio of Holdings and its Subsidiaries (calculated on a pro forma basis giving effect to such payment and based on projections presented by Borrower to the Administrative Agent and reasonably satisfactory to the Administrative Agent) for the 12-month period beginning on the day immediately following the end of such 12-month period described in subclause (x) above for which financial statements have been most recently delivered pursuant to Section 4.1(c), shall, in each case, be at least 1.25:1.00, and (iii) so long as no Default or Event of Default has occurred and is continuing, other payments to Holdings not to exceed $25,000,000 in any fiscal year;

(d) the Borrower may make payments or Restricted Payments to or on behalf of Holdings to pay (i) franchise taxes and other fees required to maintain the legal existence of Holdings, (ii) its allocable portion of income taxes paid as part of a consolidated group in an amount not to exceed the corresponding income taxes it would pay as an individual filer separate from such consolidated group, (iii) payments as and when due under reclamation agreements, bonding agreements, overriding royalty deeds, overriding royalty purchase agreements, insurance agreements and similar agreements or arrangements, in each case, whether now existing or arising hereafter, (iv) payments as and when due under the Holdings Leases and (v) reasonable out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the Ordinary Course of Business of Holdings, in each case to the extent actually used by Holdings to pay such taxes, payments, costs and expenses;

(e) payments permitted pursuant to Section 5.6(d);

(f) so long as no Default or Event of Default has occurred and is continuing, Holdings may repurchase, redeem or retire any of its outstanding Stock in an aggregate amount not to exceed $25,000,000, and pay dividends solely in Stock or Stock Equivalents to the holders of its Stock; and

(g) the repurchase of any Existing Senior Unsecured Notes from the proceeds of any Indebtedness incurred in connection with any Permitted Refinancing permitted to be entered into in accordance with Section 5.5(p) hereof.

5.11 Change in Business. No Credit Party shall, notwithstanding any other provision hereof,

(a) with respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) the consummation of the Transactions on or prior to the Closing Date, (ii) its ownership of the Stock of Borrower, (iii) the holding of the Holdings Leases, (iv) obligations under the Loan Documents, the Existing Senior Secured Notes and any Permitted Refinancing Documents, (v) the performance of its obligations and exercise of its rights under any reclamation agreements, bonding agreements, overriding royalty deeds, overriding royalty purchase agreements, insurance agreements, and similar agreements or arrangements, in each case, whether now existing or arising hereafter, (vi) the holding of up to an aggregate of $1,000,000 of personal property, (vii) guaranties by Holdings of obligations or Indebtedness of any other Credit Party permitted hereunder, whether now existing or arising hereafter, and (viii) activities and properties incidental to the foregoing. Without limiting the generality of the foregoing, Holdings shall not form, acquire or hold Stock or Stock Equivalents in any person other than Borrower;

(b) with respect to any Credit Party other than Holdings, engage (directly or indirectly) in any business other than (i) those businesses and activities in which the Borrower and its Subsidiaries are engaged on the Closing Date or any other business similar or complementary to such business or (ii) any other business related to mining, handling, transportation, use or sale of Coal, Coal related products or other hydrocarbon products.

5.12 Change in Structure. (i) Other than Holdings, no Credit Party shall issue any Stock or Stock Equivalent other than common Stock that is pledged to a Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations and (ii) no Credit Party shall amend any of its Organizational Documents in any material respect or in any respect adverse to the Administrative Agent or Lenders.

5.13 Accounting Changes. No Credit Party shall make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year or method for determining fiscal quarters of any Credit Party.

5.14 Amendments to Permitted Refinancing Documents. To the extent that any Permitted Refinancing is consummated after the Closing Date in accordance with the terms of this Agreement, no Credit Party shall amend, supplement, waive or otherwise modify any provision of, any Permitted Refinancing Document relating to any Secured Permitted Refinancing that (a) would directly or indirectly result in any increase in the interest rates in respect of such Secured Permitted Refinancing (excluding, without limitation, fluctuations in underlying rate indices and imposition of a default rate of 2% per annum), (b) shorten the maturity or weighted average life to maturity of such Secured Permitted Refinancing or require that any payment in connection with such Secured Permitted Refinancing be made earlier than the date originally scheduled for such payment, (c) add or modify any covenant, agreement or event of default under the Permitted Refinancing Documents relating to such Secured Permitted Refinancing in a manner that is materially adverse to any Credit Party or any Secured Party or (d) increase the principal amount of Indebtedness under such Secured Permitted Refinancing.

5.15 No Negative Pledges.

(a) No Credit Party shall, directly or indirectly, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of its respective Properties or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 5.1 prohibiting further Liens on the properties encumbered thereby; (c) under the terms of any Permitted Refinancing Documents relating to any Secured Permitted Refinancing and the Indebtedness set forth on Schedule 5.5(b); (d) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Credit Loan Party to secure the Obligations; and (e) any prohibition or limitation that (i) exists pursuant to applicable law, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 5.2 pending the consummation of such sale, (iii) restricts subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary, (iv) exists in any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (v) exists in any agreement evidencing Indebtedness incurred pursuant to Section 5.5(e) or (m), (vi) consists of restrictions on transfer of any

Mining Lease or other Lease set forth in such Mining Lease or other Lease, or (vii) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the agreements referred to in clause (e)(iv); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing. Notwithstanding the foregoing, no prohibition or limitation on assignment in any agreement to which such Credit Party is a party shall be prohibited by this Section 5.15 if such prohibition or limitation is imposed by any Requirements of Law or management of the Borrower reasonably determines in good faith that eliminating such prohibition or limitation would (i) have a material adverse effect on such agreement or on such Credit Party’s relationship with the party or parties to such agreement, (ii) require the payment of any money or the making by such Credit Party of any material concession under such agreement in exchange for not including such prohibition or limitation, or (iii) otherwise materially and adversely affect such Credit Party.

(b) The Borrower shall not issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under Section 8.1(j) and (ii) unless such Stock and Stock Equivalents are pledged to a Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Borrower owned by Holdings are pledged to the Collateral Agents as of the Closing Date.

5.16 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.22.

5.17 Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Administrative Agent is party without the prior consent of GE Capital, which consent shall not be unreasonably withheld or delayed, except to the extent required to do so under applicable Requirements of Law.

5.18 Sale-Leasebacks. No Credit Party shall engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets other than an Asset Sale permitted under Section 5.2(b).

5.19 Hazardous Materials. No Credit Party shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party), other than such violations, Environmental Liabilities and effects that would not reasonably be expected to have a Material Adverse Effect.

5.20 Acquisitions. No Credit Party shall purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following (and any agreement to do the following) shall be permitted:

(a) Capital Expenditures by the Borrower and the Subsidiaries to the extent permitted by Section 6.1;

(b) purchases and other acquisitions of inventory, materials, equipment and other tangible and intangible property, real or personal, in the Ordinary Course of Business (including the acquisition of Property in connection with any Like-Kind Exchange);

(c) Investments in compliance with Section 5.4;

(d) Licenses or leases of real or personal property in the Ordinary Course of Business and in accordance with the applicable Security Documents;

(e) Permitted Acquisitions; and

(f) mergers and consolidations in compliance with Section 5.3;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agents under the Security Documents shall be maintained or created in accordance with the provisions of Section 4.12 or Section 4.16, as applicable.

5.21 Limitation on Certain Restrictions on Subsidiaries. No Credit Party shall directly or indirectly create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to: (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Subsidiary, or pay any Indebtedness owed to Holdings or a Subsidiary, (b) make loans or advances to Holdings or any Subsidiary or (c) transfer any of its properties to Holdings or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii) the Permitted Refinancing Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the Ordinary Course of Business; (vi) any holder of a Lien permitted by Section 5.1 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.2 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Holdings; (ix) in the case of any joint venture that is not a Credit Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such Person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Stock, Stock Equivalents of or property held in the subject joint venture or other entity; (x) any agreements evidencing Indebtedness incurred pursuant to Section 5.5(e) or (m); (xi) any restrictions on transfer of any Mining Lease or other Lease set forth in such Mining Lease or other Lease; or (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the agreements referred to in clause (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing. Notwithstanding the foregoing, no restriction on assignment in any agreement to which such Credit Party is a party shall be prohibited by this Section 5.21 if such restriction is imposed by any Requirements of Law or management of the Borrower reasonably determines in good faith that eliminating such restriction would (a) have a material adverse effect on such agreement or on such Credit Party’s relationship with the party or parties to such agreement, (b) require the payment of any money or the making by such Credit Party of any material concession under such agreement in exchange for not including such restriction, or (c) otherwise materially and adversely affect such Credit Party.

5.22 Limitation on Creation of Subsidiaries. No Credit Party shall establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, the Borrower or any Subsidiary Guarantor may (a) establish or create one or more Wholly Owned Subsidiaries of the Borrower or such Subsidiary Guarantor, (b) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 5.4(k) and (c) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 4.16(b) shall be complied with; provided, however, that no Credit Party shall create any Subsidiary that is not a Wholly Owned Subsidiary other than as an Investment permitted pursuant to Section 5.4(k).

5.23 Anti-Terrorism Law; Anti-Money Laundering. No Credit Party shall directly or indirectly: (a) (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law in violation of the Executive Order or Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Credit Parties shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Credit Parties’ compliance with this Section 5.23); or

(b) cause or permit any of the funds of such Credit Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

5.24 Embargoed Person. No Credit Party shall cause or permit (a) any of the funds or properties of the Credit Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person”) that is identified on (1) the SDN List maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder, with the result that the related investment in the Credit Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

ARTICLE VI.

FINANCIAL COVENANTS

So long as any Revolving Lender shall have any Commitment outstanding hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, each Credit Party covenants and agrees:

6.1 Capital Expenditures. Capital Expenditures shall not be made by Holdings or its Subsidiaries on a consolidated basis during any fiscal year in an aggregate amount that exceeds the amount set forth in the table below opposite such fiscal year unless at the time of the making of any such Capital Expenditure in excess of the applicable amount set forth in the table below, both before and after giving effect thereto, and on an average basis for the 60 day period preceding such Capital Expenditure and the 60 day period following such Capital Expenditure, Holdings and its Subsidiaries on a consolidated basis shall have Liquidity of not less than $70,000,000:

Fiscal Year Ending	Capital Expenditures
December 31, 2010	$100,000,000
December 31, 2011	$165,000,000
December 31, 2012	$200,000,000
December 31, 2013	$275,000,000
December 31, 2014	$170,000,000

; provided, however, that (i) to the extent that actual Capital Expenditures incurred in any such fiscal year shall be less than the Capital Expenditure limitation set forth above for such fiscal year (without giving effect to the carryover permitted by this proviso), 50% of the difference between such stated Capital Expenditure limitation and such actual Capital Expenditures shall, in addition to any amount permitted above, be available for Capital Expenditures in the next succeeding fiscal year, and (ii) any Capital Expenditures incurred in any fiscal year shall be deemed to have been incurred first, in respect of amounts permitted pursuant to this Section 6.1 without giving effect to this proviso and then, in respect of any amount permitted solely by reason of this proviso. Additionally, at any time that Holdings and its Subsidiaries have made Capital Expenditures in excess of the amounts permitted in the table above (including any carry over) and shall have Liquidity of less than $70,000,000, then Holdings and its Subsidiaries shall not enter into new Capital Expenditure commitments. Notwithstanding the foregoing, (x)

Holdings and its Subsidiaries may make Capital Expenditures pursuant to binding commitments to make Capital Expenditures that were entered into at a time when Holdings and Subsidiaries would have been able to make such Capital Expenditures pursuant to the first sentence of this Section 6.1 so long as at the time such Capital Expenditure is made, both before and after giving effect thereto, Holdings and its Subsidiaries on a consolidated basis shall have Liquidity of not less than $50,000,000 and (y) Holdings and its Subsidiaries may continue to make Capital Expenditures, whether under then-existing commitments or future commitments, of up to $4.50 per ton of coal on a consolidated basis of Holdings and its Subsidiaries as a whole, for maintenance, continuation and repair of then-existing mining operations of Holdings or its Subsidiaries. Any Capital Expenditures made pursuant to the immediately preceding sentence shall be included in any calculation to determine compliance with the Capital Expenditure limitations set forth in the table above and to determine the amount of any carryover permitted to be added to the Capital Expenditure limitation for the subsequent fiscal year.

6.2 Fixed Charge Coverage Ratio. Upon and after the occurrence of a Minimum Liquidity Event, the Consolidated Fixed Charge Coverage Ratio of Holdings and its Subsidiaries on a consolidated basis for each 12-month period ending on the last day of each fiscal quarter, shall not be less than 1.15; provided, however, that the Borrower shall have the ability to cure any Minimum Liquidity Event once in any 12 month period, and no more than twice during the period commencing on the Closing Date and ending on the Termination Date, without triggering the obligations imposed by this Section 6.2.

ARTICLE VII.

GUARANTEE

7.1 The Guarantee. The Guarantors hereby, jointly and severally guarantee (such action, the “Guarantee”), as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Credit Party under any Loan Document or under any Hedging Agreement entered into with a Secured Swap Provider or cash management arrangement to which a Lender or an Affiliate of a Lender is a counterparty, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

7.2 Obligations Unconditional. The obligations of the Guarantors under Section 7.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.9.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of the Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been has or consummated in reliance upon the

Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person that may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

7.3 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

7.4 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of all of the Commitments it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.1, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Credit Party permitted pursuant to Section 5.5(d) shall be subordinated to such Credit Party’s Obligations in the manner set forth in any Intercompany Note evidencing such Indebtedness.

7.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, to the extent not prohibited by applicable Requirements of Law the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.1.

7.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion or other action under New York CPLR Section 3213.

7.7 Continuing Guarantee. The Guarantee is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

7.8 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

7.9 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Stock or Stock Equivalents or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is the Borrower or a Subsidiary of the Borrower, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.6) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Stock of the Transferred Guarantor, the pledge of such Stock to the Collateral Agents pursuant to the Security Agreement shall be released, and the Collateral Agents shall take such actions as are necessary to effect each release described in this Section 7.9 in accordance with the relevant provisions of the Security Documents.

ARTICLE VIII.

EVENTS OF DEFAULT

8.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) within three Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party made or deemed made herein, in any other Loan Document, or that is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect, without duplication of any materiality qualifier contained therein, on or as of the date made or deemed made; or

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.2(a), 4.5, 4.8(a), Article V or Article VI hereof; or

(d) Other Defaults. Any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or Required Lenders; or

(e) Cross Default. Any Credit Party fails (i) to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation constituting Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document governing such Indebtedness on the date of such failure; or (ii) to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation constituting Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f) Voluntary Proceedings. Any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties involving a liability (to the extent not covered by independent third-party insurance) (i) as to any single or related series of transactions, incidents or conditions, in the aggregate, of $25,000,000 or more or (ii) at any time in the aggregate of $25,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof, provided, however, that with respect to any such judgment or similar process that is subject to the terms of one or more settlement agreements that provide for the obligations thereunder to be paid or performed over time, such judgment or similar process shall not be determined hereunder to be undischarged, unvacated, unbonded or unstayed unless and until the relevant Credit Party shall have failed to pay any amounts due and owing thereunder (payment of which shall not have been stayed) for a period of 60 days after the respective final due dates for the payment of such amount; or

(i) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of an Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(j) Change of Control. A Change of Control shall have occurred.

8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of the Commitment of each Revolving Lender to make Revolving Loans or of any L/C Issuer to issue Letters of Credit to be terminated, whereupon such Commitments shall forthwith be terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Sections 8.1(f) or 8.1(g) above (in the case of clause (i) of Section 8.1(g) upon the expiration of the 60 day period referenced therein), the obligation of each Revolving Lender to make Revolving Loans and the obligation of any L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of any Agent, Lender or the L/C Issuer.

8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or the Commitments shall be terminated for any reason, then the Administrative Agent may, and upon the request of the Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 8.2), and the Borrower shall thereupon deliver to the Administrative Agent, to be held for the benefit of the L/C Issuers, the Agents and the Lenders, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. The Administrative Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, the Administrative Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Administrative Agent’s name, for the benefit of the Administrative Agent, Lenders, and L/C Issuers, entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuers and Administrative Agent may, in their discretion, select.

ARTICLE IX.

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

9.1 Collateral Account.

(a) GE Capital, as a Collateral Agent, is hereby authorized to establish and maintain at its office at 10 Riverview Drive, Danbury, Connecticut 06810-6268, in its own name, as a Collateral Agent, and pursuant to a Control Agreement, a restricted deposit account designated “ICG Collateral Account” (the “Collateral Account”). Each Credit Party shall deposit into the Collateral Account from time to time (i) the cash proceeds of any of the Collateral (including pursuant to any disposition thereof) to the extent contemplated herein or in any other Loan Document and (ii) any cash such Credit Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.

(b) The funds on deposit from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. At any time following the occurrence and during the continuance of an Event of Default, GE Capital may in its own discretion (and, if instructed by the Required Lenders as specified herein, shall) apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in Section 1.10(c) hereof subject, however, to Section 1.8(c) and, in the case of amounts deposited in the L/C Sub-Account, to the provisions of Section 8.4. The Credit Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

(c) Amounts on deposit in the Collateral Account shall be invested and reinvested from time to time in Cash Equivalents as the applicable Credit Party (or, after the occurrence and during the continuance of an Event of Default, GE Capital) shall determine by written instruction to GE Capital, or if no such instructions are given, then as GE Capital, in its sole discretion, shall determine, which Cash Equivalents shall be held in the name and be under the control of GE Capital (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, GE Capital may in its own discretion, subject to Section 1.8(c), (and, if instructed by the Required Lenders as specified herein, shall) at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in Section 1.10(c) hereof subject, however, in the case of amounts deposited in the L/C Sub-Account, to the provisions of Section 8.4.

(d) Amounts deposited into the Collateral Account as cash collateral for Letter of Credit Obligations under any provision of this Agreement requiring such cash collateralization shall be held by GE Capital in a separate sub-account designated as the “L/C Sub-Account” (the “L/C Sub-Account”) and, subject to Section 1.10(c), all amounts held in the L/C Sub-Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder (x) until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full or (y) otherwise in accordance with Section 8.4 and immediately thereafter shall be applied as provided in Section 9.1(b).

ARTICLE X.

AGENTS AND L/C ISSUERS

10.1 Appointment and Duties.

(a) Appointment of Agents. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Administrative Agent appointed pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Each Lender and each L/C Issuer hereby appoints each of UBS AG and GE Capital (together with any successor Collateral Agent appointed pursuant to Section 10.9) as the Collateral Agents hereunder and authorizes the Collateral Agents to (i) execute and deliver the Loan Documents, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agents under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Agents. Without limiting the generality of clause (a), the Administrative Agent shall have the right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 8.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver, and (iv) manage, supervise and otherwise deal with the Collateral. Without limiting the generality of clause (a), the Collateral Agents shall have the right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as collateral agents for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (ii) manage, supervise and otherwise deal with the Collateral, (iii) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (iv) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Collateral Agents and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise; provided, however, that the Collateral Agents hereby appoint, authorize and direct each Lender and L/C Issuer to act as collateral sub-agent for the Agents, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Agents, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. To the extent that the Collateral Agents do not agree on a matter, the disagreement will be resolved as separately agreed by the Collateral Agents.

(c) Limited Duties. Under the Loan Documents, each Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent,” the terms “agent,” “Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agents, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against either Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

10.2 Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by any Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by any Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by any Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

10.3 Use of Discretion.

(a) No Action without Instructions. The Agents shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater percentage of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, no Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, such Agent receives an indemnification satisfactory to such Agent from the Revolving Lenders (or, to the extent applicable and acceptable to such Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirements of Law.

10.4 Delegation of Rights and Duties. Each Agent may, upon any term or condition such Agent specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, attorney-in-fact, Related Person and any other Person (including any Secured Party). Any such Person delegated in accordance with the preceding sentence shall benefit from this Article X to the extent provided by the applicable Agent.

10.5 Reliance and Liability.

(a) Each Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as the holder of such Note until such Note has been assigned in accordance with Section 11.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by such Agent to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) No Agent nor any of its respective Related Persons shall be liable for any action taken or omitted to be taken by any of the foregoing under or in connection with any Loan Document, and each Lender, L/C Issuer, Holdings, the Borrower and each other Credit Party hereby waives and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, no Agent:

(i) shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);

(ii) shall be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes any warranty or representation and shall be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents; and

(iv) shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against either Agent based thereon.

10.6 Agent Individually. Each Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as an Agent under the Loan Documents and may receive separate fees and other payments therefor. To the extent any Agent or any of its Affiliates makes any Loan, Issues any Letter of Credit or otherwise becomes a Lender or L/C Issuer hereunder, such Agent shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender or L/C Issuer, as applicable, and the terms “Lender,” “Revolving Lender,” “Swingline Lender,” “Required Lender,” “L/C Issuer” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, such Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

10.7 Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon either Agent, any Lender or L/C Issuer or any Related Persons of the foregoing or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by an Agent or any Related Persons thereof, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents and reporting expressly required by any Loan Document to be transmitted by an Agent to the Lenders or L/C Issuers, neither Agent shall have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of an Agent or any of its Related Persons.

10.8 Expenses; Indemnities.

(a) Each Revolving Lender agrees to reimburse each Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Revolving Lender further agrees to indemnify each Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severably and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Revolving Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Permitted Refinancing Document relating to any

Secured Permitted Refinancing or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Revolving Lender shall be liable to any Agent or any of its Related Persons to the extent such liability has resulted from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

10.9 Resignation of Agents and L/C Issuers.

(a) Any Agent may resign as Agent upon no less than 30 days’ written notice to the Lenders and the Borrower. If an Agent shall resign in its capacity as an Agent under this Agreement and the other Loan Documents, the Required Lenders shall appoint from among the Lenders a successor agent for the Secured Parties, whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Agent and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor Agent effective upon such appointment and approval, and the resigning Agent’s rights, powers and duties as Agent shall be terminated without any other further act or deed on the part of such retiring Agent or any of the parties to this Agreement. If no successor agent has accepted appointment by the day that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. After any retiring Agent’s resignation as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents. Unless an Event of Default shall have occurred and be continuing, each appointment under this clause (a) shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld or delayed.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of such Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, an L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Revolving Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

10.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Collateral Agents to release (or, in the case of clause (b)(ii) below, release or subordinate):

(a) any Subsidiary of the Borrower from its guaranty of any Obligation if (i) all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent) or (ii) such Subsidiary ceases to be a Subsidiary of the Borrower as a result of any other transaction permitted under this Agreement, in each case to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.12; and

(b) any Lien held by the Collateral Agents for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.12 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Aggregate Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts that the Administrative Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any Letter of Credit Obligation, receipt by the Collateral Agents of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to the Collateral Agents and each Indemnitee that is, or may be, owed such Obligations and (D) to the extent requested by the Collateral Agents, receipt by Collateral Agents and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agents.

Each Lender and L/C Issuer hereby directs the Collateral Agents, and the Collateral Agents hereby agree, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

10.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Agents and all other Secured Parties, that such Secured Party is bound by (and, if requested by either Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this ARTICLE X, Section 11.3,

Section 11.9, Section 11.10, Section 11.11, Section 11.17, Section 11.24, and Section 12.1 and the decisions and actions of the Agents and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater percentage of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE XI.

MISCELLANEOUS

11.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Administrative Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by the Administrative Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Administrative Agent, do any of the following:

(i) increase or extend the Commitment of any Revolving Lender (or reinstate any Commitment previously terminated pursuant to Section 8.2(a)), other than in respect of the increased commitments described in Section 1.15;

(ii) postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to any Lender or L/C Issuer hereunder or under any other Loan Document;

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) except as provided in Section 1.15 in respect of any Commitment Increase, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for the Lenders or any of them to take any action hereunder;

(v) amend this Section 11.1, the definitions of “Required Lenders” or “Supermajority Lenders,” any provision providing for consent or other action by all Lenders or the percentage of Lenders that shall be required for Lenders to take any action hereunder;

(vi) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or

(vii) subordinate the Obligations to any other obligation;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (vii); provided, further, that no amendment or waiver that would change the definition of “Borrowing Base”, including, without limitation, the advance rates contained therein, the definition of “Minimum Liquidity Event” or any other defined terms contained in the definitions of “Borrowing Base” and “Minimum Liquidity Event” shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Administrative Agent and each of the Collateral Agents.

(b) No amendment, waiver or consent shall, unless in writing and signed by the applicable Agent(s), the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby as the case may be (or by the applicable Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the applicable Agent(s), the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c) No amendment or waiver shall, unless signed by the Required Lenders (or by the Administrative Agent with the consent of Required Lenders) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Revolving Lenders to make any Revolving Loan (or of L/C Issuer to issue any Letter of

Credit) set forth in Section 2.2; (ii) amend or waive non-compliance with any provision of Section 1.1(b); (iii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Revolving Lenders to make any Revolving Loan (or of L/C Issuer to issue any Letter of Credit) set forth in Section 2.2; and (iv) amend or waive this Section 11.1(c) or the definitions of the terms used in this Section 11.1(c) insofar as such definitions affect the substance of this Section 11.1(c).

11.2 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the address set forth on Schedule 1.1(a) hereto, or in the case of any Credit Party, addressed to:

ICG, LLC

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Chief Financial Officer

Telecopy No.: (304) 760-2699;

with a copy to:

ICG, LLC

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: General Counsel

Telecopy No.: (304) 760-2699;

(ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Swingline Lender and the Agents, to the other parties hereto and (B) in the case of all other parties, to the Borrower, the Swingline Lender and the Agents. Transmission via Electronic Transmission shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered via Electronic Transmission (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article I shall be effective until received by the Administrative Agent.

(c) Each Lender shall notify the Agents in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agents shall reasonably request.

11.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 11.2(a), each Agent, each Lender, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 11.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirements of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirements of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 11.2 and this Section 11.3, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Agents and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO AGENT, LENDER OR ANY RELATED PERSONS OF THE FOREGOING WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY ANY AGENT, ANY LENDER OR ANY RELATED PERSONS OF THE FOREGOING IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

11.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agents or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

11.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Agent or the Required Lenders, shall be at the expense of such Credit Party, and neither the Agents nor any Secured Party shall be required under any Loan Document to reimburse any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agents for all reasonable out-of-pocket costs and expenses incurred by each of them or any Related Persons of the foregoing, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs to the Administrative Agent, (b) the Agents for all reasonable costs and expenses incurred by them or any Related Persons of the foregoing in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners), (c) each Agent and each Related Persons thereof for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out,” (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, Loan Document, or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than the Administrative Agent) incurred in connection with any of the matters referred to in clause (c) above.

11.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend each Agent, each Lender, each L/C Issuer and the respective Related Persons of the foregoing (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirements of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 11.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such proposed Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution or cost recovery with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by either Agent or following either Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

11.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

11.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 11.19; and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

11.9 Assignments and Participations; Binding Effect.

(a) This Agreement shall become effective upon the satisfaction (or waiver) of the conditions set forth in Section 2.1. Thereafter, this Agreement shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article X), the Agents, Lenders and L/C Issuers party hereto and, to the extent provided in Section 10.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document, none of Holdings, the Borrower, any other Credit Party, any L/C Issuer or the Agents shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Each Lender may sell, transfer, negotiate or assign (in each case, a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitment and its rights and obligations with respect to Loans and Letters of Credit) to an Eligible Assignee; provided, however, that (x) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Loans, (y) for each Revolving Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Revolving Loans, Commitments and Letter of

Credit Obligations subject to any such Sale shall be in a minimum amount of $5,000,000 unless such Sale (A) is made to an existing Revolving Lender or an Affiliate or Approved Fund of any existing Revolving Lender, (B) an amount equal to such assigning Revolving Lender’s (together with its Affiliates and Approved Funds) entire Commitment or (C) made with the prior consent of the Borrower and the Administrative Agent and (z) assignments by Non-Funding Revolving Lenders shall be subject to the Administrative Agent’s prior written consent in all instances in the sole discretion of the Administrative Agent.

(c) The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or, if previously agreed with the Administrative Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 12.1 and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assigning Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 11.9(b)(iii), upon the Administrative Agent (and the Borrower, if applicable) consenting to such Assignment (if required), from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Subject to the recording of an assignment made in accordance with this Section by the Administrative Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) In addition to the other rights provided in this Section 11.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board).

(f) In addition to the other rights provided in this Section 11.9, each Revolving Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Revolving Loan that such Revolving Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Revolving Loans pursuant thereto shall satisfy the obligation of such Revolving Lender to make such Revolving Loans hereunder) and such SPV may assign to such Revolving Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons (each such Person, a “Participant”) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or Participant shall have a commitment, or be deemed to have made an offer to commit, to make Revolving Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Revolving Lender hereunder, (ii) such Revolving Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Revolving Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Revolving Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such Participant and SPV shall be entitled to the benefit of Article XII, but, with respect to Section 12.1, only to the extent such Participant or SPV delivers the tax forms such Revolving Lender is required to collect pursuant to Section 12.1(f) and then only to the extent of any amount to which such Revolving Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Revolving Lender with respect to Revolving Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Revolving Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or Participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or Participant shall not be required (either directly, as a restraint on such Revolving Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Revolving Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations) except for those described in clauses (ii) and (iii) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 11.1(a). No party hereto shall institute (and each of the Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Revolving Lender having designated an SPV as such agrees to indemnify each party to this Agreement and the Related Persons of the foregoing against any Liability that may be incurred by, or asserted against, such Person as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

11.10 Confidentiality. Each Lender, each L/C Issuer and each Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential for a period of two years following the date on which this Agreement terminates in accordance with the terms hereof, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials by either Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify the Borrower, (vii) to current or prospective assignees, SPVs (including the investors therein) or Participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.10, (viii) to any other party hereto and (ix) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 11.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 11.10 shall govern.

Each Credit Party consents to the publication by any Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. Such Agent or such Lender shall provide a draft of any advertising material to the Borrower for review and comment prior to the publication thereof.

11.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each Agent, Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of the foregoing is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by such Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and each Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agents, the Lenders, and the L/C Issuers, their Affiliates and the other Secured Parties may have.

(b) Sharing of Payments, Etc. If any Revolving Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or Proceeds) other than pursuant to ARTICLE X and such payment exceeds the amount such Revolving Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Revolving Lender shall purchase for cash from other Revolving Lenders such participations in their Obligations as necessary for such Revolving Lender to share such excess payment with such Revolving Lenders to ensure such payment is applied as though it had been received by the applicable Agents and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Revolving Lender or L/C Issuer in whole or in part, such purchase of participations shall be rescinded and the purchase price therefor shall be returned to such Revolving Lender or L/C Issuer without interest and (b) such Revolving Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Revolving Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Revolving Lender or Impacted Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(b).

11.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or via Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

11.13 Severability; Facsimile Signature. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document, or other agreement, document or instrument, permitted to be and delivered by facsimile transmission or via Electronic Transmission shall have the same force and effect as if the original thereof had been delivered.

11.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

11.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

11.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to each Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or either Agent merely because of the Agents’ or Lenders’ involvement in the preparation of such documents and agreements.

11.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Lenders, the L/C Issuers party hereto, Agents and, subject to the provisions of Section 10.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Administrative Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

11.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 11.18 shall affect the right of either Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

11.19 Waiver of Jury Trial. EACH OF THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

11.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY OF LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims that each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to Article X, Section 11.5, Section 11.6, this Section 11.20, and Article XII, (ii) solely for the two year time period specified therein, the provisions of Section 11.10 of this Agreement and (iii) the provisions of Sections 3.4(c)(iii) and 6.4 of the Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) hereof, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

11.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.22 Replacement of Revolving Lender. Within 45 days after:

(i) receipt by the Borrower of written notice and demand from any Revolving Lender (an “Affected Revolving Lender”) for payment of additional costs as provided in Sections 12.1, 12.3 and 12.6;

(ii) any default by a Revolving Lender in its obligation to make Revolving Loans hereunder after all conditions thereto have been satisfied or waived in accordance with the terms hereof, provided such default shall not have been cured; or

(iii) any failure by any Revolving Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Revolving Lender or Supermajority Lenders (or each Revolving Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify the Administrative Agent and such Affected Revolving Lender (or such defaulting or non-consenting Revolving Lender, as the case may be) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Revolving Lender (“Replacement Revolving Lender”) for such Affected Revolving Lender (or such defaulting or non-consenting Revolving Lender, as the case may be), which Replacement Revolving Lender shall be reasonably satisfactory to the Administrative Agent. In the event the Borrower obtains a Replacement Revolving Lender within 45 days following notice of its intention to do so, the Affected Revolving Lender, defaulting Revolving Lender or non-consenting Revolving Lender, as the case may be, shall sell and assign its Revolving Loans and Commitments to such Replacement Revolving Lender, at par, provided that the Borrower has reimbursed such Affected Revolving Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Revolving Lender does not execute an Assignment pursuant to Section 11.9 within five Business Days after receipt by such replaced Revolving Lender of notice of replacement pursuant to this Section 11.22 and presentation to such replaced Revolving Lender of an

Assignment evidencing an assignment pursuant to this Section 11.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Revolving Lender, and any such Assignment so executed by the Borrower, the Replacement Revolving Lender and the Administrative Agent, shall be effective for purposes of this Section 11.22 and Section 11.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Revolving Lender or an Impacted Lender, the Borrower or Administrative Agent may obtain a Replacement Revolving Lender and execute an Assignment on behalf of such Non-Funding Revolving Lender or Impacted Lender at any time and without prior notice to such Non-Funding Revolving Lender or Impacted Lender and cause its Loans and Commitments to be sold and assigned at par. Upon any such assignment and payment and compliance with the other provisions of Section 11.9, such replaced Revolving Lender shall no longer constitute a “Revolving Lender” for purposes hereof; provided, any rights of such replaced Revolving Lender to indemnification hereunder shall survive as to such replaced Revolving Lender.

11.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

11.24 Creditor-Debtor Relationship. The relationship between the Agents, Lenders and the L/C Issuers, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

ARTICLE XII.

TAXES, YIELD PROTECTION AND ILLEGALITY

12.1 Taxes.

(a) Except as otherwise provided in this Section 12.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all Liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirements of Law) by any Agent or Lender to deliver the documentation required to be delivered pursuant to clause (f) below.

(b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 12.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment or, if no receipt is available, other evidence of payment reasonably satisfactory to the Administrative Agent; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, any withholding tax that is imposed on such Person on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under this clause (b), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 11.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this clause (b).

(c) In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirements of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to the Administrative Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by the Administrative Agent in whole to make such payment. Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrower shall furnish to the Administrative Agent, at its address referred to on Schedule 1.1(a) this Agreement, the original or a certified copy of a receipt evidencing payment thereof or, if no receipt is available, other evidence of payment reasonably satisfactory to the Administrative Agent.

(d) The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 12.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e) Without limiting the Borrower’s rights under Section 11.22, any Lender claiming any additional amounts payable pursuant to this Section 12.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirements of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a Participant or SPV, the relevant Revolving Lender), provide the Administrative Agent and the Borrower (or, in the case of a Participant or SPV, the relevant Revolving Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a Participant or SPV, the relevant Revolving Lender), provide the Administrative Agent and the Borrower (or, in the case of a Participant or SPV, the relevant Revolving Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) Each Revolving Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such Participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

12.2 Illegality. If after the date hereof any Revolving Lender shall determine that the introduction of any Requirements of Law, or any change in any Requirements of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Revolving Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Revolving Lender to the Borrower through the Administrative Agent, the obligation of that Revolving Lender to make LIBOR Rate Loans shall be suspended until such Revolving Lender shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Revolving Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Revolving Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Revolving Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Revolving Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 12.4.

(b) If the obligation of any Revolving Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Revolving Lender through the Administrative Agent that all Loans that would otherwise be made by any such Revolving Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to the Administrative Agent pursuant to this Section 12.2, the affected Revolving Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Revolving Lender, be illegal or otherwise disadvantageous to the Revolving Lender.

12.3 Increased Costs and Reduction of Return.

(a) If any Revolving Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Revolving Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintain any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, within 30 days of demand therefor by such Revolving

Lender or L/C Issuer (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Revolving Lender or L/C Issuer, additional amounts as are sufficient to compensate such Revolving Lender or L/C Issuer for such increased costs; provided, that the Borrower shall not be required to compensate any Revolving Lender or L/C Issuer pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Revolving Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Revolving Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Revolving Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Revolving Lender or L/C Issuer (or its Lending Office) or any entity controlling the Revolving Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Revolving Lender or L/C Issuer or any entity controlling such Revolving Lender or L/C Issuer and (taking into consideration such Revolving Lender’s or such entities’ policies with respect to capital adequacy and such Revolving Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within 30 days of demand of such Revolving Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Revolving Lender or L/C Issuer, from time to time as specified by such Revolving Lender or L/C Issuer, additional amounts sufficient to compensate such Revolving Lender or L/C Issuer (or the entity controlling the Revolving Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Revolving Lender or L/C Issuer pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Revolving Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Revolving Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

12.4 Funding Losses. The Borrower agrees to reimburse each Revolving Lender and to hold each Revolving Lender harmless from any loss or expense that such Revolving Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Revolving Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day that is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Revolving Lenders under this Section 12.4 and under Section 12.3(a): each LIBOR Rate Loan made by a Revolving Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

12.5 Inability to Determine Rates. If the Administrative Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Revolving Lenders of funding such Loan, the Administrative Agent will forthwith give notice of such determination to the Borrower and each Revolving Lender. Thereafter, the obligation of the Revolving Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted. If the Borrower does not revoke such notice, the Revolving Lenders shall make, convert or continue the Revolving Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Revolving Loans shall be made, converted or continued as Base Rate Loans.

12.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to each Revolving Lender, as long as such Revolving Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Revolving Loan by such Revolving Lender (as determined by such Revolving Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Revolving Loan provided the Borrower shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from the Revolving Lender. If a Revolving Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

12.7 Certificates of Revolving Lenders. Any Revolving Lender claiming reimbursement or compensation pursuant to this Article XII shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Revolving Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XIII.

DEFINITIONS

13.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accounts” means all “accounts,” as such term is defined in the UCC.

“Account Debtor” means any person who may become obligated to another Person under, with respect to or on account of, an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower or (c) a merger or consolidation or any other combination with another Person. For the avoidance of doubt, the acquisition of coal reserves and real property shall not be considered an “Acquisition” for purposes of this Agreement, but will be considered “Capital Expenditures”.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by any Credit Party in exchange for, or as part of, or otherwise directly related to, any Permitted Acquisition, whether paid in cash or by exchange of Stock, Stock Equivalents or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such Permitted Acquisition to be established in respect thereof by any Credit Party.

“Active Operating Properties” means all property covered by all necessary Environmental or Mining Permits (a) issued to any of the Credit Parties or (b) to be transferred to any of the Credit Parties in connection with a completed acquisition of assets, Stock or Stock Equivalents by any of the Credit Parties, but shall exclude all property covered by outstanding Environmental or Mining Permits that any Credit Party is contractually bound to transfer to another person (other than another Credit Party).

“Administrative Agent” has the meaning ascribed to such term in the Preamble.

“Affected Revolving Lender” has the meaning ascribed to such term in the Section 11.22.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party.

“Agent” means the Administrative Agent or one of the Collateral Agents, as the case may be, collectively, “Agents”.

“Aggregate Commitment” means the combined Commitments of the Revolving Lenders, as such amount may be reduced or increased from time to time pursuant to and in accordance with this Agreement. The initial amount of the Aggregate Commitment is $125,000,000.

“Applicable Margin” means (on a per annum basis), for each type of Loan, the rates set forth below based upon the aggregate amount of Loans and face amounts of Letters of Credit outstanding from time to time:

Outstanding Amount	Base Rate Loans	LIBOR Loans	Letter of Credit Fee
Greater than $100,000,000	525 basis points	425 basis points	400 basis points

Between $50,000,000 and $100,000,000	500 basis points	400 basis points	375 basis points

Less than $50,000,000	475 basis points	375 basis points	350 basis points

“Appraisal” means, as applicable, (i) the appraisal delivered to the Collateral Agents on or prior to the Closing Date setting forth the Net Orderly Liquidation Value of Inventory and the Net Orderly Liquidation Value and Net Forced Liquidation Value of Equipment, and (ii) any appraisal in form and substance reasonably satisfactory to the Administrative Agent delivered to the Administrative Agent pursuant to Section 4.1(j)(v).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“As-Extracted Collateral” means all “as-extracted collateral,” as such term is defined in the UCC.

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale-leaseback or other such transaction described in Section 5.18) of any Property (excluding (x) sales of Inventory and dispositions of Cash Equivalents and (y) sales and dispositions by ICG ADDCAR Systems, LLC, in the case of each of clauses (x) and (y), in the Ordinary Course of Business) by any Credit Party and (b) any issuance or sale of any Stock or Stock Equivalents of any Subsidiary of Holdings, in the case of (a) and (b) above, other than (i) to the Borrower, (ii) to any Subsidiary Guarantor, or (iii) any sale or issuance of any Stock or Stock Equivalents by the Borrower to Holdings; provided, that in the case of (i) through (iii), such Stock and Stock Equivalents are pledged to the Collateral Agent.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.9 (with the consent of any party whose consent is required by Section 11.9), accepted by the Administrative Agent, in substantially the form of Exhibit 13.1(a) or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, when used with respect to the lessee under any sale-leaseback or similar transaction described in Section 5.18, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale-leaseback or similar transaction.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Loan Balance exceeds (b) the aggregate outstanding principal balance of the Revolving Loans.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent), (b) the sum of 3.0% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Black Lung Act” means the Black Lung Benefits Act of 1972, as the same may be amended from time to time.

“Black Lung Liabilities” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, in each case as amended, if applicable, and occupational pneumoconiosis, silicosis or other lung disease liabilities and benefits arising under federal or state Requirements of Law.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the sole manager, the board of managers or the board of directors of such person, as applicable, (iii) in the case of any partnership, the board of directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning ascribed to such term in the Preamble.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower by the Lenders pursuant to Article I.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) up to 85% of Eligible Accounts; plus (b) up to 65% of Eligible Inventory, valued at the lower of cost on a First In, First Out basis and fair market value (which value shall, inter alia, reflect stated contract prices for committed tons of Coal); plus (c) up to the lesser of (i) 20% of the Aggregate Commitment and (ii) 60% of the Net Orderly Liquidation Value of Surface Mining Equipment; plus (d) up to the lesser of (i) the sum of (A) up to an additional 5% of Eligible Accounts and (B) up to an additional 5% of Eligible Inventory, valued at the lower of cost on a First In, First Out basis and fair market value (which value shall, inter alia, reflect stated contract prices for committed tons of Coal) and (ii) $5,000,000; minus (e) such Reserves as may be imposed by the Collateral Agents in their reasonable credit judgment. The Collateral Agents in their reasonable credit judgment, based on such credit and collateral considerations as the Collateral Agents may deem appropriate, may change from time to time the advance rates in clauses (a), (b), (c) and (d) above and the standards of eligibility provided for Eligible Accounts, Eligible Inventory and Eligible Equipment, and shall reduce the percentage in clause (a) of this definition by one percentage point for each percentage point that the dilution of the Borrower’s accounts (calculated by the Collateral Agents as the average dilution over the most recent three month period) exceeds 5%. For the purposes of this definition, “dilution” refers to all non-cash reductions to any account.

“Borrowing Base Certificate” means a certificate of the Borrower, in substantially the form of Exhibit 13.1(b) hereto, duly completed.

“Budget” means a consolidated budget for the Credit Parties, including projected consolidated statements of income, cash flows and balance sheets, prepared by Holdings for (i) the current fiscal year and two years immediately following such fiscal year prepared in summary form (ii) each fiscal quarter of the current fiscal year as well as in the immediately following fiscal year, and (iii) for the current fiscal year on a fiscal month by fiscal month basis, in each case with appropriate presentation and discussion of the principal assumptions upon which such budgets are based.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any binding guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, for any period, without duplication, the increase during that period in the gross property, plant or equipment account in the consolidated balance sheet of Holdings and its consolidated Subsidiaries, determined in accordance with GAAP, including any increase due to the purchase of properties for cash or financed by the incurrence of Indebtedness, but excluding, (i) any portion of such increase attributable solely to acquisitions of property, plant or equipment in Permitted Acquisitions, (ii) any portion of such increase attributable to a Like-Kind Exchange, (iii) any portion of such increase attributable to capitalized interest and (iv) any noncash increase or decrease in such account due to adjustments to reclamation liabilities.

“Capital Lease” means any leasing or similar arrangement that, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party under any Capital Leases.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than one year from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than one year, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than one year and (d) money market funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act, and any applicable state analog, as amended from time to time.

A “Change in Control” shall be deemed to have occurred if:

(a) at any time a change in control occurs under (i) any Permitted Refinancing Document or any document in respect of the Existing Senior Unsecured Notes or (ii) any other Indebtedness incurred pursuant to Section 5.5(b) to the extent the change of control provision for such Indebtedness is substantially the same as, or more favorable to the holders of such Indebtedness than, the change of control provisions in the Permitted Refinancing Documents or any document in respect of the Existing Senior Unsecured Notes;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings;

(c) (i) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings; or (ii) any “person” or “group” (as defined in clause (b) above) shall (w) take any action that could reasonably be construed as an effort to cause the circumstance described in clause (i), (x) send a “bear hug letter” or similar communication to the management of Holdings, (y) launch a tender offer or proxy contest or engage in similar actions with respect to the Voting Stock of Holdings, or (z) take any other action the purpose of which is to force out, or otherwise oppose the composition of, the Board of Directors of Holdings; provided that a Change in Control under this clause (d) shall not be deemed to have occurred if and for so long as the Permitted Holders own, or have the power to vote or direct the voting of, Voting Stock with sufficient voting power to elect a majority of the members of the Board of Directors of Holdings; or

(d) Holdings ceases to own 100% of the Stock of the Borrower.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC.

“Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived in writing by the Administrative Agent and all Lenders.

“Coal” means coal owned by any Credit Party, or coal that any Credit Party has the right to extract, in each case located on, under or within, or produced or severed from, Real Property owned, leased or operated by any Credit Party.

“Coal Act” means the Coal Industry Retiree Health Benefits Act of 1992, as amended.

“Coal Agreements” means those contracts now in effect or hereafter entered into by any Credit Party for the sale, purchase, exchange, processing or handling of Coal.

“Coal Inventory” means all extracted Coal owned by Holdings, the Borrower and its Subsidiaries, and Coal produced or severed from, Real Property owned, leased or operated by Holdings, the Borrower and its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder, in each case, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party and any other Person who has granted a Lien to any Collateral Agent or the Administrative Agent in or upon which a Lien now or hereafter exists in favor of any Agent or Lender or any Collateral Agent for the benefit of the Agents, the Lenders and the other Secured Parties, whether under this Agreement, the Security Documents or under any other documents related hereto or thereto executed by any such Persons and delivered to any Collateral Agent.

“Collateral Account” means a collateral account or sub-account in the form of a deposit account established and maintained by GE Capital, as Collateral Agent, for the benefit of the Secured Parties in accordance with the provisions of Section 9.1.

“Collateral Agents” has the meaning ascribed to such term in the Preamble.

“Commercial Tort Claims” means all “commercial tort claims”, as such term is defined in the UCC.

“Commitment” has the meaning ascribed to such term in Section 1.1(a).

“Commitment Increase” has the meaning ascribed to such term in Section 1.15.

“Commitment Increase Cap” has the meaning ascribed to such term in Section 1.15.

“Commitment Percentage” means, as to any Revolving Lender, on any date of determination, the percentage equivalent (which percentage shall never exceed 100%) of a fraction, the numerator of which is such Revolving Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Commodity Account” means all “commodity accounts,” as such term is defined in the UCC.

“Compliance Certificate” means a certificate in substantially the form attached hereto as Exhibit 13.1(c).

“Consolidated Amortization Expense” means, for any period, the amortization expense of Holdings and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depletion Expense” means, for any period time, the depletion expense of Holdings and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” means, for any period, the depreciation expense of Holdings and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Holdings only if a corresponding amount would be permitted at the date of determination to be distributed to Holdings by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equity holders):

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depletion Expenses for such period,

(d) Consolidated Depreciation Expense for such period,

(e) Consolidated Income Tax Expense for such period,

(f) the aggregate amount of all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the Ordinary Course of Business) for such period.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and any Asset Sales (other than any dispositions in the Ordinary Course of Business) consummated at any time on or after the first day of the Test Period with respect thereto as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period (subject to clause (c) of the definition of Consolidated Net Income).

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period; (b) Unfinanced Capital Expenditures; (c) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period); (d) the scheduled principal amount of all amortization payments on all Indebtedness of Holdings and its Subsidiaries for such period; and (e) all cash dividend payments to any holders of any Stock of Holdings.

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA for such test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Income Tax Expense” means, for any period, the income tax expense of Holdings and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of Holdings and its consolidated Subsidiaries, adjusted for non-cash items for such period determined on a consolidated basis in accordance with GAAP;

provided that (a) to debt issuance costs, debt discount or premium and other financing fees and expenses and write-offs of deferred financing costs shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisitions and any Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Cash” means, to the extent a positive number, the difference between the cash balance of Holdings and its consolidated Subsidiaries at the beginning of any period minus the sum of outstanding Revolving Loans and Swingline Loans.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of the Borrower) in which any person other than Holdings and its consolidated Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or (subject to clause (b) below) any of its consolidated Subsidiaries during such period;

(b) the net income of any consolidated Subsidiary of the Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirements of Law applicable to that Subsidiary during such period, except that Holdings’ equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its consolidated Subsidiaries upon any Asset Sale (other than any dispositions in the Ordinary Course of Business and any Disposition of any Coal reserve) by Holdings or any of its consolidated Subsidiaries;

(d) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP for such period;

(e) earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets;

(f) unrealized gains and losses with respect to Hedging Obligations for such period; and

(g) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Holdings or any of its consolidated Subsidiaries during such period.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Secured Indebtedness” means, without duplication, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its consolidated Subsidiaries that is secured by a lien, mortgage, or security interest of any nature, determined on a consolidated basis in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (c), (d), (e) and (f) of Section 5.1, the following conditions:

(a) Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and

(b) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported for which such Person may be liable pursuant to the terms evidencing the Contingent Obligations or the maximum reasonably anticipated liability determined in good faith by such Person.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, any Collateral Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to the Collateral Agents and in any event providing “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Controlled Account” means each Deposit Account, Securities Account or Commodity Account or similar account maintained by a Credit Party other than any (i) payroll account that is a zero balance account, (ii) withholding tax accounts or fiduciary accounts and (iii) Excluded Accounts.

“Controlled Investment Affiliate” means, as to any Person, any other Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Conversion Date” means any date on which a Base Rate Loan is converted to a LIBOR Rate Loan or a LIBOR Rate Loan is converted to a Base Rate Loan.

“Copyrights” means, collectively, with respect to any Person, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or group of countries or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Person, in each case, whether now owned or hereafter created or acquired by or assigned to such Person, together with any and all (i) rights and privileges arising under applicable law with respect to such Person’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Extension” means, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by an L/C Issuer; provided that Credit Extensions shall not include conversions or continuations of existing Revolving Loans.

“Credit Parties” means, collectively, Holdings, the Borrower and each Subsidiary Guarantor and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all the Stock of which is pledged to a Collateral Agent for the benefit of the Secured Parties.

“Default” means any event or circumstance that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Deposit Accounts” mean, collectively, (i) all “deposit accounts” as such term is defined in the UCC and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 5.2(a), and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower (other than to the Borrower or any Wholly-Owned Subsidiary of the Borrower) and held by such transferor Person.

“Disqualified Capital Stock” means any Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to the first anniversary of the Termination Date, or (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations.

“Documents” means all “documents,” as such term is defined in the UCC.

“Dollars,” “dollars” and “$” each mean lawful money of the United States of America.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by any Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” means, on any date of determination, all Accounts of the Credit Parties, but excluding all of the following Accounts:

(i) any Account in which a Collateral Agent, on behalf of the Secured Parties, does not have a first priority perfected Lien;

(ii) any Account that is not owned by a Credit Party;

(iii) any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural Person) organized under the laws of the United States or Canada or any political subdivision thereof; provided that Accounts due from an Account Debtor not domiciled in the United States or Canada fully confirmed by letters of credit shall not be excluded under this clause (iii);

(iv) any Account that is payable in any currency other than Dollars, Canadian dollars, Euro or any other currency reasonably acceptable to the Administrative Agent; provided, that if such Account is payable in Canadian dollars, Euro or any other currency reasonably acceptable to the Collateral Agents, the amount of such Account shall be calculated as the Dollar equivalent thereof;

(v) any Account that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

(vi) any Account that does not comply in any material respect with all Requirements of Law;

(vii) any Account (a) upon which a Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which a Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(viii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for goods sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice, contractual obligation or other electronic transmission constituting a request for payment, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Credit Party;

(xi) any Account that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

(xii) to the extent any Credit Party is liable for goods sold or services rendered by the applicable Account Debtor to any Credit Party, but only to the extent of the potential offset;

(xiii) any Account that arises with respect to goods that are delivered on a bill and hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xiv) any Account that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(A) any Account that is more than 60 days past due according to its original terms of sale; or

(B) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(C) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(xv) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition;

(xvi) any Account as to which any of the representations or warranties in the Loan Documents are untrue;

(xvii) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xviii) to the extent such Account exceeds any credit limit established by the Collateral Agents, in their reasonable credit judgment, following prior notice of such limit by the Collateral Agents to the Borrower;

(xix) that portion of any Account (a) in respect of which there has been, or should have been, established by any Credit Party a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise, or (b) that is due from an

Account Debtor to whom any Credit Party owes a trade payable, but only to the extent of such trade payable or (c) that any Credit Party knows is subject to the exercise by an Account Debtor of any right of recession, set-off, recoupment, counterclaim or defense;

(xx) any Account on which the Account Debtor is a Governmental Authority, unless any Credit Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate Governmental Authority; and

(xxi) otherwise eligible Accounts, only to the extent that including such Accounts as Eligible Accounts would cause the total Eligible Accounts owing from the Account Debtor obligated thereon to exceed 20% of all Eligible Accounts.

“Eligible Assignee” means (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and L/C Issuer and, as long as no Event of Default is continuing, the Borrower.

“Eligible Equipment” has the meaning ascribed to such term in Section 1.14.

“Eligible Inventory” means, on any date of determination, all Coal Inventory of the Credit Parties, but excluding Coal Inventory that:

(i) a Collateral Agent, on behalf of Secured Parties, does not have a first priority or, with respect to Inventory at a leased or subleased location otherwise meeting the eligibility requirements hereunder, superior perfected Lien on such Inventory;

(ii) is not located on premises in the United States;

(iii) (a) is stored at a location leased or subleased by a Credit Party unless the Collateral Agents have given their prior consent thereto and unless either (x) a reasonably satisfactory landlord lien waiver and access agreement has been delivered to the Administrative Agent and the Collateral Agents, or (y) Reserves reasonably satisfactory to the Collateral Agents have been established with respect thereto or (b) is stored with a bailee or warehouseman unless either (x) a reasonably satisfactory, acknowledged bailee or warehouseman waiver letter has been received by the Administrative Agent and the Collateral Agents or (y) Reserves reasonably satisfactory to the Collateral Agents have been established with respect thereto, or (c) is located at an owned location subject to a Mortgage in favor of a lender other than the Collateral Agents unless either (x) a reasonably satisfactory mortgagee waiver or subordination has been delivered to the Administrative Agent and the Collateral Agents or (y) Reserves

reasonably satisfactory to the Collateral Agents have been established with respect thereto; provided, however, that in no event shall Eligible Inventory include any Coal Inventory stored at a location owned, leased or subleased by a Credit Party where the aggregate value of such Coal Inventory is equal to or less than $75,000 unless the Administrative Agent has given its prior consent thereto;

(iv) is placed on consignment;

(v) is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of a Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (iii) above has been complied with;

(vi) is to be returned to suppliers;

(vii) is not of a type held for sale in the Ordinary Course of Business of any Credit Party;

(viii) breaches any of the representations or warranties pertaining to Coal Inventory set forth in the Loan Documents;

(ix) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available; or

(x) is Coal Inventory purchased from another Person (other than a Credit Party) that is not in the possession of a Credit Party or has not been received by a Credit Party or a customer of a Credit Party (otherwise referred to as “brokered coal in-transit”).

“Embargoed Person” has the meaning ascribed to such term in Section 5.24.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace (including indoor air) or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, Remedial Action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of, or exposure to, Hazardous Materials at any location, (ii) the Reclamation, or alleged need for Reclamation, of any current or former Mines, or (iii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to health, safety or the environment as a result thereof.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes. Environmental Laws shall include, but not be limited to the CERCLA; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Clean Air Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Insecticide, Fungicide and Rodenticide Act; and the Endangered Species Act, each as amended, and any comparable state and local laws or regulations. Environmental Laws shall also include, but not be limited to, any and all applicable Mining Laws.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, Reclamation, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party, whether on, prior or after the date hereof.

“Environmental or Mining Permit” means any permit, license, approval, consent or other authorization by or from a Governmental Authority required for coal mining or Reclamation or otherwise required under Environmental Law or Mining Law.

“Equipment” means all “equipment,” as such term is defined in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the failure to satisfy the minimum funding standards of the Code or ERISA for any plan year of any Plan subject to Title IV of ERISA or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the incurrence by any Credit Party, any of its ERISA Affiliates or any its “related persons” (as defined in the Coal Act) of a liability under the Coal Act except with respect to premiums or other payments required thereunder that have been paid when due or are not yet due; (f) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by any Credit Party or any of its ERISA Affiliates of a liability with respect to the withdrawal from any Multiemployer Plan; (h) the receipt by any Credit Party or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Plan that could result in the imposition of a lien or the posting of a bond or other security; and (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in a liability of any Credit Party.

“Eurocurrency liabilities” has the meaning ascribed to such term in Section 12.6.

“Event of Default” has the meaning ascribed to such term in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Accounts” has the meaning ascribed to such term in the Security Agreement.

“Excluded Property” has the meaning ascribed to such term in the Security Agreement.

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Letters of Credit” has the meaning ascribed to such term in Section 1.1(b)(viii).

“Existing Mortgages” means those certain mortgages, deeds of trust and other security instruments presently encumbering the Real Property and securing the Original Credit Agreement, in each case as the same may have been modified or amended to date.

“Existing Senior Unsecured Notes” means (i) Holdings’ 10.25% Senior Unsecured Notes due 2014 and (ii) Holdings’ 9.00% convertible notes due 2012.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fees” means the fees referred to in Section 1.9.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” of any person means the chief financial officer, principal accounting officer, treasurer or controller of such person, or any officer with an equivalent position performing duties normally attributable to any of the foregoing.

“Fixtures” means all “fixtures,” as such term is defined in the UCC.

“Flood Insurance” means, for any Real Property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Administrative Agent, with deductibles not to exceed $50,000.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“GE Fee Letter” has the meaning ascribed to such term in Section 1.9(a)(i).

“General Intangible” means, collectively, with respect to any Person, all “general intangibles,” as such term is defined in the UCC, and, in any event, shall include (i) all of such Person’s right, title and interest in, to and under all insurance policies and Contracts, (ii) all know-how and warranties relating to any of the Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Person against any other person (other than any of the foregoing constituting Accounts, Documents, Chattel Paper, Instruments, Letter of Credit Rights, Investment Property or other types of Collateral) and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Person’s operations or any of the Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held by such Person pertaining to operations now or hereafter conducted by such Person or any of the Collateral or any of the Mortgaged Property including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims to the extent the foregoing relate to any Collateral or Mortgaged Property and claims for tax or other refunds against any Governmental Authority relating to any Collateral or any of the Mortgaged Property.

“Goods” means all “goods,” as such term is defined in the UCC.

“Goodwill” means, collectively, with respect to any Person, the goodwill connected with such Person’s business including (i) all goodwill connected with the use of and symbolized by any Trademark or Trademark License in which such Person has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets that relate to such goodwill and (iii) all product lines of such Person’s business.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Real Property Disclosure Requirements” means any Requirements of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Materials on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantee” has the meaning ascribed to such term in Section 7.1.

“Guaranteed Obligations” has the meaning ascribed to such term in Section 7.1

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.

“Hazardous Materials” means the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any equipment containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; any Coal ash, Coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization material; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, that are prohibited, limited or regulated by or pursuant to, or that could give rise to liability under, Environmental Laws.

“Hedging Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Holdings” has the meaning ascribed to such term in the Preamble.

“Holdings Leases” means, collectively, the leases set forth on Schedule 13.1(a), in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Impacted Lender” means any Lender that fails promptly to provide Administrative Agent, upon Administrative Agent’s request, satisfactory assurance that such Lender will not become a Non-Funding Revolving Lender.

“Increased Commitment Proposal” has the meaning ascribed to such term in Section 1.15.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i).

“Indemnified Matters” has the meaning ascribed to such term in Section 11.6(a).

“Indemnitee” has the meaning ascribed to such term in Section 11.6(a).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Instruments” means, collectively, with respect to any Person, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Credit Party that is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 4.5 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Credit Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirements of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet domain names, Trade Secrets and IP Licenses, proprietary information, know-how and processes necessary for the conduct of the business of a Person as currently conducted.

“Intellectual Property Collateral” means, collectively, the Patents, Trademarks, Copyrights, Licenses, Goodwill and all other items designated as Intellectual Property under Section 3.16.

“Intercompany Note” means a promissory note substantially in the form of Exhibit 13.1(d) .

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan the last day of each Interest Period applicable to such Loan, (b) with respect to Base Rate Loans the first Business Day of each calendar month and (c) with respect to all Loans, the Termination Date.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is made or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date three months thereafter, as set forth by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any LIBOR Rate Loan shall extend beyond the Termination Date.

“Inventory” means all “inventory,” as such term is defined in the UCC.

“Investment Property” means all “investment property,” as such term is defined in the UCC.

“Investments” has the meaning ascribed to such term in Section 5.4.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Joinder” means a joinder substantially in the form of Exhibit 13.1(e).

“L/C Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Reimbursement Obligations outstanding at such time. The L/C Exposure of any Revolving Lender at any time means its pro rata percentage of the aggregate L/C Exposure at such time.

“L/C Issuer” means UBS AG, or a Subsidiary thereof, or a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion, and consented to by the Borrower, which consent shall not be unreasonably withheld, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Agreement” has the meaning ascribed to such term in Section 1.1(b).

“L/C Reimbursement Date” has the meaning ascribed to such term in Section 1.1(b).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” has the meaning ascribed to such term in Section 1.1(b).

“L/C Sub-Account” has the meaning ascribed to such term in Section 9.1(d).

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” means a Revolving Lender or the Swingline Lender and “Lenders” means, collectively, the Revolving Lenders and Swingline Lender.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on Schedule 1.1(a) hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by the Borrower, for which the Administrative Agent and the Revolving Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Fee” has the meaning ascribed to such term in Section 1.9(c).

“Letter of Credit Obligations” means all outstanding obligations incurred by the Administrative Agent and the Revolving Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by the Administrative Agent and the Revolving Lenders thereupon or pursuant thereto.

“Letter-of-Credit Rights” means all “letter-of-credit rights,” as such term is defined in the UCC.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Administrative Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Administrative Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Revolving Loan that bears interest based on LIBOR.

“Licenses” means, collectively, with respect to any Person, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Person is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease that is not a Capital Lease.

“Like-Kind Exchange” means the exchange of equipment, reserves or similar property for property with a reasonably equivalent monetary value in the context of the Credit Parties’ normal business operations.

“Liquidity” means Availability plus unrestricted cash on hand which is subject to a Lien in favor of a Collateral Agent.

“Loan” means any Revolving Loan or Swing Loan made by a Lender to the Borrower pursuant to Article I (including any participation purchased in any Letter of Credit pursuant to Section 1.1(b)), and may be a Base Rate Loan (with respect to a Revolving Loan or Swing Loan) or a LIBOR Rate Loan (with respect to a Revolving Loan only).

“Loan Documents” means this Agreement, the Notes, the GE Fee Letter, the UBS Fee Letter, the MS Fee Letter, any Permitted Refinancing Intercreditor Agreement, the Security Documents, and all documents delivered to the Administrative Agent, the Collateral Agent and/or any Lender in connection with any of the foregoing on or prior to the Closing Date and thereafter, from time to time.

“Management Agreement” means that certain Advisory Services Agreement dated as of October 1, 2004, between WL Ross & Co. LLC and Holdings.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, or condition (financial or otherwise) of Borrower or the Credit Parties taken as a whole; (b) a material impairment of the ability of the Credit Parties to perform in any material respect their obligations under any Loan Document; (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to any Agent for the benefit of the Secured Parties under any of the Security Documents; or (d) a material impairment on the ability of the any Agent or Lender to enforce its respective rights and remedies under the Loan Documents.

“Material Agreement” means the Material Coal Agreements, any of the Permitted Refinancing Documents and any other agreement to which any Credit Party is a party, the termination of which would reasonably be expected to result in a Material Adverse Effect.

“Material Coal Agreements” means (a) any Coal Agreement listed on Schedule 3.25 and (b) any other Coal Agreement pursuant to which the amounts received by, or the amounts paid by, the Credit Parties in any fiscal year exceed 10% of Consolidated EBITDA for such fiscal year.

“Maturity Date” means the earlier of (i) February 22, 2014 and (ii) if more than $20,000,000 of the Existing Senior Unsecured Notes remain outstanding at such time, the date which is 6 months prior to the maturity date of any of the Existing Senior Unsecured Notes.

“Maximum Lawful Rate” has the meaning ascribed to such term in Section 1.3(d).

“Maximum Loan Balance” means, as of any date of determination, the lesser of:

(i) the Borrowing Base (as calculated pursuant to the most current Borrowing Base Certificate) in effect on such date of determination, or

(ii) the Aggregate Commitment in effect on such date of determination;

minus the sum of (x) the aggregate amount of Letter of Credit Obligations as of such date of determination plus (y) outstanding Swing Loans as of such date of determination.

“Mine” means any excavation or opening into the earth now and hereafter made from which Coal is or can be extracted on or from any of the properties owned or leased by any Credit Party, together with all appurtenances, fixtures, structures, improvements and all tangible property of whatsoever kind or nature in connection therewith.

“Minimum Liquidity Event” means if the amount of Liquidity is less than $40,000,000 for a period of five consecutive Business Days during any fiscal month.

“Mining Laws” means any and all applicable former, present and future Requirements of Law relating to surface or subsurface mining operations and activities. Mining Laws shall include, but not be limited to, the Federal Coal Leasing Amendments Act; the Surface Mining Control and Reclamation Act; all other applicable land reclamation and use statutes and regulations; the Federal Mine Safety Act of 1977; the Black Lung Act; and the Coal Act, each as amended, and any comparable state and local laws or regulations.

“Mining Lease” means a Lease that provides a Credit Party the right to mine Coal reserves.

“Mining Title” means fee simple title to surface and/or Coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or Coal together with no less than those real properties, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport Coal in the manner presently operated.

“Money” means all “money,” as such term is defined or used in the UCC.

“Mortgage” means (i) the Existing Mortgages, as modified by the Mortgage Modifications, and (ii) any other agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit 13.1(f) or other form reasonably satisfactory to the Collateral Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable Requirements of Law or as shall be customary under applicable Requirements of Law.

“Mortgage Modifications” means those certain mortgage modification agreements dated as of the date hereof, made by the Credit Parties with respect to each of the Existing Mortgages to reflect the amendment and restatement of the Original Credit Agreement by this Agreement.

“Mortgaged Property” means (a) each Real Property identified on Schedule 13.1(b) hereto and (b) each Real Property, if any, that shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 4.16(b).

“MS Fee Letter” has the meaning ascribed to such term in Section 1.9(a)(iii).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Forced Liquidation Value” means the cash proceeds of Surface Mining Equipment that could be obtained in a forced liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent Appraisal delivered to the Agent.

“Net Issuance Proceeds” means, in respect of any issuance of debt, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance) so long as no Event of Default has occurred and is continuing, in excess of $1,000,000, and upon the occurrence and during the continuance of an Event of Default, of any amount, net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory that could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent Appraisal delivered to the Agent.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Credit Party making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset that is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Funding Revolving Lender” means any Revolving Lender (a) that has failed to fund any payments required to be made by it under the Loan Documents within two Business Days after any such payment is due, (b) that has given verbal or written notice to Borrower, Administrative Agent or any Lender or has otherwise publicly announced that such Revolving Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents, (c) as to which Administrative Agent has a good faith belief that such Lender or an Affiliate of such Revolving Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under one or more other syndicated credit facilities or (d) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Revolving Lender and Administrative Agent has determined that such Revolving Lender may become a Non-Funding Revolving Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Non-U.S. Lender Party” means each Agent, each Lender, each L/C Issuer, each SPV and each Participant, in each case that is not a United States Person under and as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to the Administrative Agent pursuant to Section 1.5, in substantially the form of Exhibit 13.1(g).

“Notice of Conversion/Continuation” has the meaning ascribed to such term in Section 1.6(a).

“Obligations” means all Loans, and other Indebtedness, advances, reimbursement obligations, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any

Lender, any Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including, without limitation, the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), Letter of Credit Obligations, all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations under Secured Rate Contracts, obligations in respect of leases of personal property provided by any Lender or Affiliate of a Lender, and all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agents arising from credit cards, stored value cards, credit card processing services, debit cards, purchase cards (including so-called “procurement cards” or “P-cards”), treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate or articles of incorporation, the by-laws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation and the operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar Persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person or the functional equivalent of any of the foregoing.

“Original Credit Agreement” has the meaning ascribed to such term in the Preamble.

“Other List” has the meaning ascribed to such term in Section 5.21.

“Other Revolving Lender” has the meaning ascribed to such term in Section 1.11(e).

“Other Taxes” has the meaning ascribed to such term in Section 12.1(c).

“Overadvance” has the meaning ascribed to such term in Section 1.1.

“Overriding Royalty Deeds” means the Deeds of Overriding Royalty entered into by one or more Credit Parties and the trustee under the Trust Agreement as contemplated by the Reclamation Agreement, including the Deeds of Overriding Royalty set forth on Schedule 13.1(c).

“Participant” has the meaning ascribed to such term in Section 11.9(f).

“Patents” means, collectively, with respect to any Person, all patents issued or assigned to and all patent applications and registrations made by such Person (whether established or registered or recorded in the United States or any other country or group of countries or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Person’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Perfection Certificate” has the meaning ascribed to such term in the Security Agreement.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means with respect to any Person, any transaction or series of related transactions for (a) the direct or indirect (x) acquisition by such Person of all or substantially all of the property of another Person, or of any business or division of another person or (y) acquisition by such Person of in excess of 50% of the Stock of another Person, (b) the causing of another Person to become a Subsidiary of such Person, or (c) the merger or consolidation or any other combination with another Person, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) if the covenants set forth in Sections 6.1 and 6.2 are then applicable, after giving effect to such transaction on a Pro Forma Basis, the Borrower shall be in compliance with such covenants as of the most recent Test Period ending at least four months prior to the date of such transaction (assuming, for purposes of calculating such compliance, that such transaction, and all other Permitted Acquisitions consummated since the first day of the most recent Test Period for such financial covenants had occurred on the first day of the applicable most recent Test Period);

(iii) no Credit Party shall, in connection with such transaction, assume or remain liable with respect to any Indebtedness, except to the extent permitted under Section 5.5;

(iv) after giving effect to such transaction, each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such transaction, except to the extent such representations and warranties expressly relate to an earlier date;

(v) the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 5.11 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any other Liens, other than Permitted Liens;

(vi) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vii) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law of all applicable Governmental Authorities in all material respects;

(viii) with respect to any transaction involving Acquisition Consideration of more than $25,000,000, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent and the Lenders with (A) to the extent available, historical financial statements for the last three fiscal years of the person or business to be acquired ended at least four months prior to the date of such transaction (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that are available, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent;

(ix) at least 10 Business Days prior to the proposed date of consummation of the transaction (or such shorter period as the Administrative Agent shall agree in writing), the Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect;

(x) after giving effect to such transaction, the aggregate Acquisition Consideration for all Permitted Acquisitions shall not at any time prior to the Maturity Date exceed $150,000,000 (excluding any amounts financed by proceeds of common equity investments); provided that, in each case, any Stock or Stock Equivalents constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Maturity Date; and

(xi) immediately before and after giving effect to such transaction, Availability shall be at least $20,000,000.

“Permitted Collateral Liens” means (i) Contested Liens (as defined in the Security Agreement) and (ii) the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), (n), (o) and (s) of Section 5.1.

“Permitted Holders” shall mean WL Ross & Co. LLC and its Controlled Investment Affiliates.

“Permitted Liens” has the meaning ascribed to such term in Section 5.1.

“Permitted Refinancing Intercreditor Agreement” means an Intercreditor Agreement to be entered into among Borrower, Holdings, the Subsidiary Guarantors, the Agents and any agent or trustee on behalf of the holders of any Indebtedness incurred in connection with any Secured Permitted Refinancing, in each case in form and substance satisfactory to the Agents (the Agents hereby confirm that the form of intercreditor agreement separately agreed to as of the Closing Date with the Borrower is acceptable to them).

“Permitted Refinancing” means the incurrence or issuance of any Indebtedness (including, in the case of any note offering made pursuant to a private placement exception under the Securities Act of 1933, any notes issued in exchanged therefore in accordance with any registration rights agreement entered into in connection with the issuance thereof) that at all times meets the following requirements: (a) all such Indebtedness shall be incurred pursuant to Permitted Refinancing Documents that are in form and substance reasonably satisfactory to the Administrative Agent and thereafter amended from time to time subject to the requirements of this Agreement; (b) the aggregate principal amount of all such Indebtedness shall not be greater than $400 million; (c) there shall not be any regularly scheduled amortization payments with respect to any such Indebtedness prior to its final maturity date and the final maturity relating to all such Indebtedness shall not be earlier than June 22, 2015; (d) in the case of any such Indebtedness to be secured by Permitted Refinancing Liens, the aggregate outstanding principal amount of such Indebtedness shall not be in excess of $250 million at any time.

“Permitted Refinancing Documents” means (a) any indenture, note purchase agreement or other agreement pursuant to which any Indebtedness relating to any Permitted Refinancing is incurred or issued, (b) any guarantees by the Borrower or any Subsidiary of the Indebtedness relating to any Permitted Refinancing and (c) any Permitted Refinancing Security Documents.

“Permitted Refinancing Liens” means any Liens granted in accordance with Section 5.1(u) hereof.

“Permitted Refinancing Security Documents” means, with respect to any Secured Permitted Refinancing, all security agreements, mortgages, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of the Credit Parties and the applicable agent or trustee for the benefit of the holders of the Indebtedness issued in connection with such Secured Permitted Refinancing now or hereafter delivered to such agent or trustee pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of such agent or trustee, for the benefit of the holders of the Indebtedness issued in connection with such Secured Permitted Refinancing, as any of the foregoing may be amended, restated and/or modified from time to time, all subject to and to the extent permitted by the Permitted Refinancing Intercreditor Agreement.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledgors” has the meaning specified in the Security Agreement.

“Premises” has the meaning assigned thereto in the applicable Mortgage.

“Prep Plant Lease” means each Lease entered into by any Credit Party in respect of a preparation plant and/or related property or Real Property on which a preparation plant is situated. Any Prep Plant Lease that also provides a Credit Party with the right to mine Coal reserves shall also be considered a Mining Lease.

“Pro Forma Basis” means, with respect to any transaction or event, on a pro forma basis giving effect to the consummation of such transaction or the occurrence of such event, with such pro forma basis being either (i) on a basis in accordance with GAAP and Regulation S-X or (ii) on a basis otherwise reasonably satisfactory to the Administrative Agent.

“Proceeds” means all “proceeds,” as such term is defined in the UCC.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Money Obligation” means, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Stock or Stock Equivalents of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within 180 days after the completion of such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any Person means any Stock of such person that are not Disqualified Capital Stock.

“Qualified Joint Venture” means any joint venture or similar arrangement between or among any Credit Party and one or more third parties, in which the value of the Investment of such Credit Party comprises at least 50% of the initial capital contributed to such joint venture.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments, appurtenances, improvements and fixtures relating thereto.

“Reclamation” means the reclamation and restoration of land, water and Mines, and any other environmental medium affected by such Mines, as required pursuant to Mining Laws.

“Reclamation Agreement” means the Permitting and Reclamation Plan Agreement, dated as of August 31, 2004, among Holdings, Oldcoal, LLC, a Delaware limited liability company, Travelers Casualty and Surety Company of America, American International Specialty Lines Insurance Company, the Insurance Company of the State of Pennsylvania, the United States Department of Interior, Office of Surface Mining, Reclamation and Enforcement, the West Virginia Department of Environmental Protection, the Kentucky Environmental and Public Protection Cabinet, Department of Natural Resources, the Indiana Department of Natural Resources, and the Illinois Department of Natural Resources, as amended through the Closing Date.

“Register” has the meaning ascribed to such term in Section 1.4(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Revolving Lender” has the meaning ascribed to such term in Section 11.22.

“Required Lenders” means at least two Revolving Lenders that are not Affiliates or Approved Funds of one another having (a) more 50% of the Aggregate Commitment of all Revolving Lenders, or (b) if the Aggregate Commitments have been terminated, more than 50% of the sum of the aggregate unpaid principal amount of the Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans.

“Requirements of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Borrowing Base (a) reserves established by the Collateral Agents from time to time against Eligible Accounts, Eligible Inventory and Eligible Equipment, and (b) such other reserves against Eligible Accounts, Eligible Inventory or Eligible Equipment that the Collateral Agents may, in their reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be a reasonable exercise of the Collateral Agents’ credit judgment.

“Responsible Officer” means the chief executive officer, chief financial officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means, with respect to any Person, that such Person has (i) declared or paid a dividend or returned any equity capital to the holders of its Stock or Stock Equivalents, (ii) authorized or made any other distribution, payment or delivery of assets, properties, rights, obligations, securities (other than Qualified Capital Stock of such person) or cash to the holders of its Stock or Stock Equivalents as such, (iii) redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration, any of its Stock or Stock Equivalents, (iv) made any payment in respect of any Indebtedness incurred in connection with any Permitted Refinancing other than the issuance of common Stock of Holdings upon conversion of any such Indebtedness that constitutes convertible indebtedness, (v) set aside any funds for any of the foregoing purposes or (vi) permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Stock or Stock Equivalents of such person outstanding. Without limiting the foregoing “Restricted Payment” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the delivery of common Stock of Holdings upon conversion of any convertible Indebtedness permitted hereunder shall not be a “Restricted Payment” for the purposes of this Agreement.

“Revolving Lenders” means, collectively, the several financial institutions from time to time party to this Agreement with a Commitment (or if the Commitments have terminated, that hold Revolving Loans), as revolving lenders (each individually a “Revolving Lender”).

“Revolving Loan” has the meaning ascribed to such term in Section 1.1(a).

“Revolving Note” means a promissory note of the Borrower payable to the order of a Revolving Lender in substantially the form of Exhibit 13.1(h) hereto, evidencing Indebtedness of the Borrower under the Commitment of such Revolving Lender.

“Sale” has the meaning ascribed to such term in Section 11.9(a).

“SDN List” has the meaning ascribed to such term in Section 3.22(a).

“Secured Party” means each Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Permitted Refinancing” means any Indebtedness incurred in connection with any Permitted Refinancing that is secured by Permitted Refinancing Liens.

“Secured Rate Contract” means any Rate Contract between the Borrower or any other Credit Party and the counterparty thereto, that (i) has been provided or arranged by a Lender or an Affiliate thereof, or (ii) the Administrative Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Credit Party, or (ii) a Person with whom the Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate thereof, and, in each case, any assignee thereof.

“Securities Account” means all “securities accounts,” as such term is defined in the UCC.

“Security Agreement” means the Amended and Restated Security Agreement dated as of February 22, 2010 among the Pledgors and the Collateral Agents, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of the Lenders, the Agents, and other Secured Parties now or hereafter delivered to the Lenders or either Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or either Agent, for the benefit of the Lenders, the Administrative Agent, the Collateral Agents and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Settlement Date” has the meaning ascribed to such term in Section 1.11(b).

“Significant Mining Properties” means, the Mines set forth on Schedule 13.1(d) hereto.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Revolving Lender to the Administrative Agent.

“Stock” means any and all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership (whether general or limited) or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, and any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Subsidiary Guarantor” means each Subsidiary listed on Schedule 13.1(e), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 4.16.

“Supermajority Lenders” means at least two Revolving Lenders having (a) more than 66 2/3% of the Aggregate Commitment of all Revolving Lenders, or (b) if the Aggregate Commitments have been terminated, more than 66 2/3% of the sum of the aggregate unpaid principal amount of the Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans.

“Supporting Obligations” means all “supporting obligations,” as such term is defined in the UCC.

“Surface Mining Equipment” means all equipment and machinery used above-ground in the mining operations of the Credit Parties in the Ordinary Course of Business.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) that is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agents and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type reasonably requested by the Collateral Agents or (b) otherwise acceptable to the Collateral Agents in the exercise of their reasonable discretion.

“Swing Loan” has the meaning ascribed to such term in Section 1.1(c).

“Swingline Amount” means $12,500,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as the Administrative Agent, any Revolving Lender (or Affiliate or Approved Fund of any Revolving Lender) that agrees, with the approval of the Administrative Agent (or, if there is no such successor the Administrative Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the order of the Swingline Lender, in substantially the form of Exhibit 13.1(i) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.

“Swingline Request” has the meaning specified in Section 1.1(c)(ii).

“Swing Loan” has the meaning specified in Section 1.1(c)(i).

“Tangible Chattel Paper” means all “tangible chattel paper,” as such term is defined in the UCC.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning ascribed to such term in Section 3.10.

“Taxes” has the meaning ascribed to such term in Section 12.1(a).

“Termination Date” means the earlier to occur of: (a) the Maturity Date and (b) the date on which the Aggregate Commitments shall terminate or be terminated in accordance with the provisions of this Agreement.

“Test Period” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which Exchange Act reports have been or are required to have been delivered pursuant to Section (a) or 4.1(b).

“Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Title Policy” means a title insurance policy insuring any Mortgaged Property.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to trade secrets.

“Trademark” means, collectively, with respect to any Person, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Person and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or group of countries or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Person’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Transaction Documents” means, collectively, the Loan Documents and any Permitted Refinancing Documents.

“Transactions” means, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the making of the Loans hereunder; and (b) the payment in full of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” has the meaning ascribed to such term in Section 7.9.

“UBS Agent” has the meaning ascribed to such term in the Preamble.

“UBS Fee Letter” has the meaning ascribed to such term in Section 1.9(a)(ii).

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of a Collateral Agent’s and the other Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures during such period not financed with Permitted Indebtedness or Permitted Equity Issuances during such period, or Consolidated Net Cash available at the beginning of such period.

“United States” and “U.S.” each means the United States of America.

“Unused Commitment” has the meaning ascribed to such term in Section 1.9(b).

“Unused Commitment Fee” has the meaning ascribed to such term in Section 1.9(b).

“U.S. Lender Party” means each Agent, each Lender, each L/C Issuer, each SPV and each Participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means, with respect to any person, any class or classes of Stock or Stock Equivalents pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

13.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto that are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

13.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

13.4 Payments. The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

13.5 Resolution of Drafting Ambiguities. Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

[Balance of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ICG, LLC,
as the Borrower

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

HUNTER RIDGE HOLDINGS, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

HUNTER RIDGE, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

BRONCO MINING COMPANY, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

COALQUEST DEVELOPMENT LLC

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

HAWTHORNE COAL COMPANY, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

HUNTER RIDGE COAL COMPANY

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

ICG ADDCAR SYSTEMS, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

ICG BECKLEY, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

ICG EAST KENTUCKY, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

ICG EASTERN, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

ICG EASTERN LAND, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

ICG HAZARD, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

ICG HAZARD LAND, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

ICG ILLINOIS, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

ICG, INC.

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

ICG KNOTT COUNTY, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

ICG NATURAL RESOURCES, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

ICG TYGART VALLEY, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

JULIANA MINING COMPANY, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

KING KNOB COAL CO., INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

MARINE COAL SALES COMPANY

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

MELROSE COAL COMPANY, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

PATRIOT MINING COMPANY, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

POWELL MOUNTAIN ENERGY, LLC

By:	/s/ Bradley W. Harris
	Name:	Bradley W. Harris
	Title:	Vice President and Treasurer

SIMBA GROUP, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Treasurer

UPSHUR PROPERTY, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

VINDEX ENERGY CORPORATION

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

WHITE WOLF ENERGY, INC.

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

WOLF RUN MINING COMPANY

By:	/s/ Joseph R. Beckerle
	Name:	Joseph R. Beckerle
	Title:	Vice President and Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as the Administrative Agent, a Collateral Agent, Swingline Lender and as a Revolving Lender

By:	/s/ Daniel T. Eubanks
	Name:	Daniel T. Eubanks
	Title:	Duly Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

GE CAPITAL COMMERCIAL, INC., as a Revolving Lender

By:	/s/ Allan J. Pagnotta
	Name:	Allan J. Pagnotta
	Title:	Duly Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Collateral Agent and as L/C Issuer

By:	/s/ Marie Haddad
	Name:	Marie Haddad
	Title:	Associate Director

By:	/s/ April Varner-Nanton
	Name:	April Varner-Nanton
	Title:	Director

UBS LOAN FINANCE LLC as a Revolving Lender

By:	/s/ Marie Haddad
	Name:	Marie Haddad
	Title:	Associate Director

By:	/s/ April Varner-Nanton
	Name:	April Varner-Nanton
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC. as a Revolving Lender

By:	/s/ Kevin Emerson
	Name:	Kevin Emerson
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ James M. Steffy
	Name:	James M. Steffy
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]